                         AGREEMENT AND PLAN OF SHARE EXCHANGE



                                     BY AND AMONG



                             RECYCLING INDUSTRIES, INC.,




                                  FEREX CORPORATION,


                                         AND


                               CERTAIN SHAREHOLDERS OF
                                  FEREX CORPORATION


                                  DATED MAY 27, 1998




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                                  TABLE OF CONTENTS


ARTICLE 1   DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE 2   THE SHARE EXCHANGE . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     2.1    The Share Exchange . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     2.2    Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     2.3    Effects of the Share Exchange. . . . . . . . . . . . . . . . . . . . .  8
     2.4    Aggregate Consideration to be Received by Ferex Shareholders . . . . .  8
     2.5    Manner of Share Exchange; Surrender of Certificates; Stock
            Transfer Books . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     2.6    Payment of Purchase Consideration. . . . . . . . . . . . . . . . . . .  9
     2.7    Post-Closing Adjustment. . . . . . . . . . . . . . . . . . . . . . . . 10
     2.8    Dissenting Holders . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     2.9    Indemnity Consideration. . . . . . . . . . . . . . . . . . . . . . . . 11

ARTICLE 3   THE CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.1    The Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.2    Deliveries at Closing. . . . . . . . . . . . . . . . . . . . . . . . . 11

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF FEREX AND
            THE CONTROL SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . 15
     4.1    Making of Representations and Warranties . . . . . . . . . . . . . . . 15
     4.2    Organization and Qualifications of Ferex . . . . . . . . . . . . . . . 15
     4.3    Capital Stock; Ownership . . . . . . . . . . . . . . . . . . . . . . . 16
     4.4    Subsidiaries; Acquisitions . . . . . . . . . . . . . . . . . . . . . . 16
     4.5    Required Action; Authority . . . . . . . . . . . . . . . . . . . . . . 17
     4.6    No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     4.7    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     4.8    Real and Personal Property . . . . . . . . . . . . . . . . . . . . . . 19
     4.9    No Litigation; Compliance. . . . . . . . . . . . . . . . . . . . . . . 22
     4.10   Employee Benefit Programs. . . . . . . . . . . . . . . . . . . . . . . 24
     4.11   Interest of Ferex in Customers, etc. . . . . . . . . . . . . . . . . . 24
     4.12   Financial Statements; Liabilities and Projections. . . . . . . . . . . 24
     4.13   Ordinary Course. . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     4.14   Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . . . . . 25
     4.15   Inventories. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     4.16   Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . 25
     4.17   Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     4.18   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     4.19   Approvals; Consents. . . . . . . . . . . . . . . . . . . . . . . . . . 28
     4.20   Banking Relationships. . . . . . . . . . . . . . . . . . . . . . . . . 28
     4.21   Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . . . . 28


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     4.22   Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . 29
     4.23   Proprietary Rights . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     4.24   No Illegal Payments. . . . . . . . . . . . . . . . . . . . . . . . . . 30
     4.25   Books and Records. . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     4.26   Transactions with Related Persons. . . . . . . . . . . . . . . . . . . 30
     4.27   No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     4.28   Employees: Labor Matters . . . . . . . . . . . . . . . . . . . . . . . 31
     4.29   Directors, Officers and Key Employees. . . . . . . . . . . . . . . . . 31
     4.30   Suppliers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     4.31   Customers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     4.32   Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF RECYCLING. . . . . . . . . . . . . . 32
     5.1    Making of Representations and Warranties . . . . . . . . . . . . . . . 32
     5.2    Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     5.3    Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     5.4    Transaction Not a Breach.. . . . . . . . . . . . . . . . . . . . . . . 33
     5.5    Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     5.6    No Misrepresentation . . . . . . . . . . . . . . . . . . . . . . . . . 33

ARTICLE 6   COVENANTS OF FEREX AND THE CONTROL SHAREHOLDERS. . . . . . . . . . . . 34
     6.1    Making of Covenants and Agreements . . . . . . . . . . . . . . . . . . 34
     6.2    Cooperation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     6.3    Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     6.4    Notice of Default. . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     6.5    Conduct of Business. . . . . . . . . . . . . . . . . . . . . . . . . . 35
     6.6    Acquisition Proposals. . . . . . . . . . . . . . . . . . . . . . . . . 36
     6.7    Transfers of Shares; Voting. . . . . . . . . . . . . . . . . . . . . . 36
     6.8    Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     6.9    Hart-Scott-Rodino Filings. . . . . . . . . . . . . . . . . . . . . . . 37
     6.10   Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     6.11   Options and Other Rights . . . . . . . . . . . . . . . . . . . . . . . 37
     6.12   Shareholder Consent. . . . . . . . . . . . . . . . . . . . . . . . . . 37
     6.13   Consummation of Agreement. . . . . . . . . . . . . . . . . . . . . . . 37
     6.14   McKinney Smelting. . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     6.15   Liabilities and Obligations. . . . . . . . . . . . . . . . . . . . . . 37
     6.16   Shareholder Loans. . . . . . . . . . . . . . . . . . . . . . . . . .   37
     6.17   Environmental Remediation. . . . . . . . . . . . . . . . . . . . . . . 37
     6.18   List of Assets and Liabilities . . . . . . . . . . . . . . . . . . . . 38

ARTICLE 7   COVENANTS OF RECYCLING . . . . . . . . . . . . . . . . . . . . . . . . 38
     7.1    Making of Covenants and Agreements . . . . . . . . . . . . . . . . . . 38
     7.2    Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     7.3    Consummation of Agreement. . . . . . . . . . . . . . . . . . . . . . . 38
     7.4    Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . 38


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ARTICLE 8   CONDITIONS PRECEDENT TO THE SHARE EXCHANGE . . . . . . . . . . . . . . 39
     8.1    Conditions to Each Party's Obligation. . . . . . . . . . . . . . . . . 39
     8.2    Conditions to Obligations of Recycling . . . . . . . . . . . . . . . . 39
     8.3    Conditions of Obligations of Ferex and the Control Shareholders. . . . 40

ARTICLE 9   TERMINATION AND AMENDMENT. . . . . . . . . . . . . . . . . . . . . . . 41
     9.1    Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     9.2    Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . . 42
     9.3    Right to Proceed . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

ARTICLE 10  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     10.1   Indemnification by the Control Shareholders. . . . . . . . . . . . . . 42
     10.2   Indemnification by the Control Shareholders - Environmental
            Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     10.3   Indemnification by Recycling . . . . . . . . . . . . . . . . . . . . . 44
     10.4   Indemnification Procedure for Third Party Claims . . . . . . . . . . . 44
     10.5   Direct Claims. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
     10.6   Failure to Give Timely Notice. . . . . . . . . . . . . . . . . . . . . 46
     10.7   Limitations on Indemnities . . . . . . . . . . . . . . . . . . . . . . 46
     10.8   Survival of Representations, Warranties and Covenants. . . . . . . . . 47
     10.9   Time Limitation. . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
     10.10  Cumulative Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . 47
     10.11  Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . . . . . 48
     10.12  Characterization of Indemnification. . . . . . . . . . . . . . . . . . 48

ARTICLE 11  THE SHAREHOLDERS REPRESENTATIVES . . . . . . . . . . . . . . . . . . . 48
     11.1   Authorization of the Representative. . . . . . . . . . . . . . . . . . 48
     11.2   Replacement of a Shareholders Representative; Successor
            Representative; Action by Shareholders Representative. . . . . . . . . 49

ARTICLE 12  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     12.1   Notices, Consents, etc.. . . . . . . . . . . . . . . . . . . . . . . . 49
     12.2   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
     12.3   Amendment and Waiver . . . . . . . . . . . . . . . . . . . . . . . . . 51
     12.4   Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
     12.5   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
     12.6   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
     12.7   Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
     12.8   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
     12.9   Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
     12.10  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
     12.11  Third Parties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
     12.12  Interpretative Matters . . . . . . . . . . . . . . . . . . . . . . . . 52
     12.13  No Strict Construction . . . . . . . . . . . . . . . . . . . . . . . . 52
     12.14  Consent to Jurisdiction. . . . . . . . . . . . . . . . . . . . . . . . 52
     12.15  Publicity and Disclosures. . . . . . . . . . . . . . . . . . . . . . . 52
     12.16  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . 53


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     12.17  Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53


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                                         iv
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                         AGREEMENT AND PLAN OF SHARE EXCHANGE

     THIS AGREEMENT is made as of the 27th day of May 1998, by and among RECYCLING INDUSTRIES, INC., a Colorado corporation ("Recycling"), FEREX
CORPORATION, a Texas corporation ("Ferex"), and the individuals or entities listed on EXHIBIT A attached hereto. Throughout this Agreement, the individuals and entities listed on EXHIBIT A may be individually referred to as a "Control Shareholder" or collectively as the "Control Shareholders."
Recycling, Ferex and the Control Shareholders are referred to collectively herein as the "Parties." There are numerous other defined terms which are capitalized in this Agreement, all of which are defined in the substantive provisions of this Agreement or in Article 1.

     WHEREAS, the respective Boards of Directors of Recycling and Ferex have each determined that it is in their best interest for Recycling to acquire
Ferex upon the terms and subject to the conditions set forth herein:

     WHEREAS, Recycling has, or upon the execution of this Agreement shall take such action as is appropriate to form a subsidiary (the "Exchange Sub") to be organized under the Texas Business Corporation Act and to cause
Exchange Sub to become a party to this Agreement, pursuant to which Exchange
Sub shall acquire all of the capital stock Ferex (the "Exchange") upon the terms and subject to the conditions set forth herein;

     WHEREAS, pursuant to the Exchange and as set forth in Article 2, the issued and outstanding shares of Ferex Common Stock (other than any shares of Ferex Common Stock held by Ferex in its treasury or by any of its subsidiaries) shall be exchanged for the right to receive the Purchase
Consideration in accordance with the terms hereof.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

                                      ARTICLE 1

                                    DEFINITIONS


Unless otherwise defined in the substantive provisions of this Agreement, the following terms will have the meanings ascribed to them in this Article 1.

     (a)    "Accountants" has the meaning set forth in Section 2.7(d).

     (b)    "Acquisition" has the meaning set forth in Section 4.4(b).

     (c)    "Acquisition Proposal" has the meaning set forth in Section 6.6.

     (d)    "Acquisition Rights" has the meaning set forth in Section 4.4(b).

                                      1


     (e)    "Acquisition Transaction" has the meaning set forth in Section 6.6.

     (f) "Affiliate" means an affiliate as defined in Rule 405 under the Securities Act of 1933, as amended and includes any past and present Affiliate of a Person.

     (g) "Agreement" means the Agreement and Plan of Share Exchange entered into by the Parties hereto.

     (h) "Business" means the metals recycling business and business operations as historically conducted by Ferex and the Ferex Subsidiaries as a going concern.

     (i)    "Closing" has the meaning set forth in Section 3.1.

     (j)    "Closing Date" has the meaning set forth in Section 3.1.

     (k) "Closing Per Share Amount" means $1.9128505 per share, being the amount of monies equal to the quotient of the Purchase Consideration less the expenses to be paid by Ferex to Hoak Breedlove, those described in Section
12.6 to be paid by the holders of Ferex Common Stock and the amount by which the liabilities and obligations of Ferex as of the Closing Date exceed $14,000,000, in the aggregate, divided by the number of shares of Ferex Common Stock issued and outstanding as of the Closing Date (other than shares held in treasury or by a Ferex Subsidiary).

     (l) "Control Shareholder" or "Control Shareholders" has the meaning set forth in the first paragraph of this Agreement.

     (m)    "Defense Counsel" has the meaning set forth in Section 10.4.

     (n)    "Defense Notice" has the meaning set forth in Section 10.4.

     (o)    "Direct Claims" has the meaning set forth in Section 10.5.

     (p)    "Dissenting Holder" has the meaning set forth in Section 2.8.

     (q)    "Effective Time" has the meaning set forth in Section 2.2.

     (r)    "Employee Program" has the meaning set forth in Section 4.10.

     (s)    "Employment Agreements" refers to the agreements described in
Section 3.2(a)(xi).

     (t) "Environmental Escrow Account" has the meaning set forth in Section 2.6(c).

     (u)    "Environmental Escrow Agreement" has the meaning set forth in
Section 2.6(c).

     (v) "Environmental Escrow Amount" has the meaning set forth in Section 2.6(b).

     (w) "Environmental Law or Laws" means any and all federal, state, local or municipal laws, common laws, rules, orders, regulations, statutes, treaties, ordinances, codes, decrees, or requirements of any governmental authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection, health or safety matters, including all requirements pertaining to reporting, licensing, permitting, investigation, removal or remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants or contaminants or relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, chemical substances, pollutants or contaminants, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Toxic Substance Control Act, the Resource Conservation and Recovery Act, as Amended, the Clean Air Act, the Clean Water Act, the Endangered Species Act, the Federal Insecticide, Fungicide, Rodenticide Act and the Occupational Safety and Health Act of 1970, all as may have been amended.

     (x) "Environmental, Health and Safety Liabilities" means any and all liabilities for the violation of, or required remediation under, any Environmental Laws.

     (y) "ERISA" means Employee Retirement Income Security Act of 1974, as amended from time to time.

     (z) "Escrow Agreements" means the Environmental Escrow Agreement and Indemnity Consideration Escrow Agreement.

     (aa)   "Estimated Shareholders' Equity" has the meaning set forth in
Section 2.7(a).

     (bb)   "Exchange Act" has the meaning set forth in Section 4.3(c).

     (cc)   "Exchange Agent" has the meaning set forth in Section 2.5(a).

     (dd)   "Exchange Sub" has the meaning set forth in the Preamble.

     (ee)   "Expiration Date" has the meaning set forth in Section 10.9.

     (ff)   "Ferex Board" has the meaning set forth in Section 4.5.

     (gg) "Ferex Common Stock" means the common stock, $.01 par value, of Ferex.

     (hh)   "Ferex Indemnified Party" has the meaning set forth in Section 10.3.


     (ii) "Ferex Leased Real Property" has the meaning set forth in Section 4.8(b).

     (jj) "Ferex Material Contract" or "Ferex Material Contracts" have the meaning set forth in Section 4.17.

     (kk)   "Ferex Owned Real Property" has the meaning set forth in Section
4.8(a).

     (ll)   "Ferex Permits" has the meaning set forth in Section 4.21.

     (mm) "Ferex Shareholders" means the holders of Ferex Common Stock entitled to vote on the Share Exchange.

     (nn) "Ferex Subsidiary" or "Ferex Subsidiaries" has the meaning set forth in Section 4.4.

     (oo)   "Financial Statements" has the meaning set forth in Section 4.12.

     (pp) "GAAP" means generally accepted accounting principles consistently applied in the United States.

     (qq) "Hazardous Activity" means any activity, circumstance or occurrence, whether intentional or otherwise (a) involving the generation, treatment, storage, disposal, transportation, release, discharge, handling or use of any Hazardous Material, (b) involving the direct or indirect contact or exposure of a Person or property to any Hazardous Material, or (c) controlled, restricted or otherwise regulated under any Environmental Law, whether or not in compliance with such Environmental Law.

     (rr) "Hazardous Materials" means any substance (a) which is present at, on, over, beneath, in or upon any real or personal property, building, structure, container of any nature or description, subsurface strata, ambient air or ambient water (including surface and groundwater) and requires investigation, removal or remediation under any Environmental Law or common law, (b) which is defined as a "hazardous substance," "hazardous material," "hazardous waste," "pollutant" or "contaminant" under any Environmental Law,
(c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any governmental authority under any Environmental Law, (d) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and the presence of which causes or threatens to cause a nuisance or trespass upon real property or to the adjacent properties or poses a hazard to the environment, and/or to the health or safety of persons on or about any real property, and/or (e) which contains urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos containing materials, radon, petroleum and petroleum products.

     (ss)   "Hoak Breedlove" means Hoak Breedlove Wesneski & Co.

     (tt) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or any successor law, and the regulations and rules issued pursuant to that Act or any successor law.

     (uu)   "HSR Filings" has the meaning set forth in Section 6.9.

     (vv) "Indemnity Consideration Escrow Account" has the meaning set forth in Section 2.9.

     (ww) "Indemnity Consideration Escrow Agreement" has the meaning set forth in Section 2.9.

     (xx)   "Indemnified Party" has the meaning set forth in Section 10.4.

     (yy)   "Indemnifying Party" has the meaning set forth in Section 10.4.

     (zz)   "IRC" means the Internal Revenue Code of 1986, as amended.

     (aaa)  "IRS" has the meaning set forth in Section 4.7(c).

     (bbb) "To the Knowledge of Ferex" means the actual knowledge, after reasonable investigation, of Lloyd B. Fletcher, Donnye M. Storey and Robert Wollard. An individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual, after reasonable investigation, is actually aware of such fact or other matter.

     (ccc) "Latest Balance Sheet" has the meaning set forth in Section 4.12(a)(ii).

     (ddd) "Latest Balance Sheet Date" with respect to Ferex and the Ferex Subsidiaries shall be February 28, 1998.

     (eee) "Latest Financial Statements" has the meaning set forth in Section 4.12(a)(ii).

     (fff)  "Leases" has the meaning set forth in Section 4.8(b).

     (ggg)  "Lien" has the meaning set forth in Section 4.3(b).

     (hhh)  "Losses" has the meaning set forth in Section 10.1.

     (iii) "Material Adverse Effect" means a material adverse effect on the business, assets, prospects or financial condition of Ferex or Recycling, as applicable.

     (jjj)  "Multiemployer Plan" has the meaning set forth in Section 4.10(i).

     (kkk) "Ordinary Course of Business" or "Ordinary Course" means the ordinary course of business consistent with past custom and practice of Ferex (including with respect to quantity and frequency).

     (lll)  "Permitted Liens" has the meaning set forth in Section 4.8(b)(v).

     (mmm) "Permits" means all licenses, permits, orders and approvals of any federal, state or local governmental or regulatory bodies that are material to or necessary for the conduct of the Business.

     (nnn) "Per Share Escrow Amount" [CONFIDENTIAL TREATMENT REQUESTED] being the amounts deposited in the Environmental Escrow Account, divided by the number of shares of Ferex Common Stock issued and outstanding as of the Closing Date (other than shares held in treasury or by a Ferex Subsidiary).

     (ooo) "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization, agency, other entity or groups of entities, or governmental body.

     (ppp)  "Program Affiliate" has the meaning set forth in Section 4.10(i).

     (qqq)  "Projections" has the meaning set forth in Section 4.12(c).

     (rrr) "Proprietary Rights" means all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial, business and marketing plans, and franchisee, customer and supplier lists and related information and all other proprietary rights.

     (sss)  "Protest Notice" has the meaning set forth in Section 2.7(c).

     (ttt)  "Purchase Consideration" has the meaning set forth in Section 2.4.

     (uuu) "Recycling Common Stock" means the common stock, $.001 par value per share, of Recycling.

     (vvv) "Recycling Indemnified Party" has the meaning set forth in Section 10.1(a).

     (www)  "Reduction Amount" has the meaning set forth in Section 2.7.

     (xxx)  "Related Person" means with respect to a particular individual:

            (i)     each other member of such individual's Family;

            (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

            (iii) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

            (iv) any Person with respect to which such individual or one or members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to specified Person other than an individual:

            (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

            (ii) any Person that holds a Material Interest in such specified Person;

            (iii) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

            (iv) any Person in which such specified Person holds a Material Interest;

            (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

            (vi)    any Related Person of any individual described in clause
(ii) or (iii).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and
(b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 51% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 51% of the outstanding equity securities or equity interests in a Person.

     (yyy) "Share Exchange" means the exchange of the shares of Ferex Common Stock for the Purchase Consideration, pursuant to the Texas BCA.

     (zzz)  "Share Exchange Articles" has the meaning set forth in Section 2.2.

     (aaaa) "Shareholders" means the holders of the capital stock of Ferex.

     (bbbb) "Shareholders Agreement" means the Agreement described in Section
2.9.

     (cccc) "Shareholders' Equity" has the meaning set forth in Section 2.7.

     (dddd) "Shareholders' Equity Schedule" has the meaning set forth in Section 2.7(b).

     (eeee) "Shareholders Representatives" has the meaning set forth in Section 11.1.

     (ffff) "Tax" means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated, net worth, self-employment, Medicaid, or any other tax, including any interest, penalty or addition thereto, whether disputed or not.

     (gggg) "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

     (hhhh) "Texas BCA" means the Texas Business Corporation Act.

     (iiii) "Threshold Level" has the meaning set forth in Section 10.7(a).

     (jjjj) "Third Party Claim" has the meaning set forth in Section 10.4.

     (kkkk) "Transaction" means the transactions contemplated by this Agreement and the other Transaction Documents.

     (llll) "Transaction Documents" means, collectively, (i) this Agreement,
(ii) the Escrow Agreements, (iii) the Employment Agreements, (iv) the Shareholders Agreement, (v) the Non-Competition Agreements, (vi) the Stock Option Agreement, (vii) any Schedule or Exhibit to this Agreement, (viii) any certificate or other document delivered at Closing, and (ix) the General Release.


                                     ARTICLE 2

                                 THE SHARE EXCHANGE


     2.1 THE SHARE EXCHANGE. Upon the terms and subject to the conditions set forth in this Agreement and as a share exchange effected in accordance with Article 5.02 of the Texas BCA at the Effective Time, all of the outstanding shares of Ferex Common Stock shall be exchanged for the Purchase Consideration, and Exchange Sub shall acquire all of the issued and outstanding shares of Ferex Common Stock (the "Share Exchange").

     2.2 EFFECTIVE TIME. As soon as practicable on or after the Closing Date, the Parties shall file articles of exchange with respect to the Share Exchange (the "Share Exchange Articles") in the form attached hereto as EXHIBIT B with the Secretary of State of the State of Texas. The Share Exchange shall become effective upon the issuance of the certificates of exchange by the Secretary of State of the State of Texas (the "Effective Time").

     2.3 EFFECTS OF THE SHARE EXCHANGE. In accordance with Article 5.06 of the Texas BCA (or any successor provisions thereof) at the Effective Time, all of the outstanding shares of Ferex Common Stock shall be deemed to have been exchanged to Exchange Sub for the consideration provided in this Agreement and the former holders of Ferex Common Stock shall be entitled solely to the consideration therefor provided in this Agreement or to their rights referenced in Section 2.8.

     2.4 AGGREGATE CONSIDERATION TO BE RECEIVED BY FEREX SHAREHOLDERS. Subject to adjustments and other reductions set forth in this Agreement, the holders of Ferex Common Stock will receive the cash amount equal to $31,500,000, in the aggregate (the aggregate amount of the consideration shall herein be referred to as the "Purchase Consideration"). The portion of the

Purchase Consideration to be received for each share of Ferex Common Stock by holders of record of Ferex Common Stock as of the Closing Date shall be an amount equal to the Closing Per Share Amount less the Per Share Escrow Amount and will be paid in accordance with Section 2.5 hereof.

     2.5 MANNER OF SHARE EXCHANGE; SURRENDER OF CERTIFICATES; STOCK TRANSFER BOOKS.

            (a) On or after the Closing Date, upon surrender to Interwest Transfer Company, Inc. (the "Exchange Agent") by each holder of Ferex Common Stock, of a certificate or certificates representing such holder's shares of Ferex Common Stock together with a duly executed letter of transmittal in form reasonably acceptable to Exchange Sub, except as provided in Section 2.5(c), the Exchange Agent shall deliver to each holder of Ferex Common Stock the Closing Per Share Amount LESS the Per Share Escrow Amount for each share of Ferex Common Stock represented by the certificate or certificates surrendered.

            (b) Until so surrendered and exchanged as provided in Section 2.5(a) above, each certificate representing shares of Ferex Common Stock (other than shares to be cancelled as provided in Section 2.5(c)) shall, from and after the Closing Date, be deemed to represent only the right to receive the portion of the Purchase Consideration to which the holder of Ferex Common Stock represented by that certificate is entitled pursuant to Section 2.5(a) or such holder's rights under Article 5.11 of the Texas BCA. Upon surrender of each certificate representing shares of Ferex Common Stock, such certificate shall forthwith be cancelled and a new certificate representing such shares shall be issued and delivered to Exchange Sub.

            (c) At the Effective Time, the stock transfer books of Ferex shall be closed and there shall be no further registration of transfers of shares of Ferex Common Stock thereafter on the records of Ferex. From and after the Closing Date, each holder of Ferex Common Stock shall cease to have any rights as a holder of Ferex Common Stock or otherwise with respect to such shares, except as otherwise provided herein or by applicable law. Shares of Ferex Common Stock owned in treasury, or otherwise, by Ferex or any Ferex Subsidiary shall automatically be cancelled and retired and shall cease to exist, and such shares will not be entitled to any portion of the Purchase Consideration.

            (d) Notwithstanding anything to the contrary in this Section 2.5, neither Recycling nor Exchange Sub nor any party hereto shall be liable to any holder of Ferex Common Stock for any amount properly paid to a public official pursuant to any applicable property, escheat or similar laws.

     2.6 PAYMENT OF PURCHASE CONSIDERATION. The payment of the Purchase Consideration shall be as follows:

            (a) subject to the provisions of Section 2.5(a), to the holders of Ferex Common Stock, $1.7381017 per share of Ferex Common Stock, being the Closing Per Share Amount LESS the Per Share Escrow Amount for each share of Ferex Common Stock issued and outstanding on the Closing Date (other than shares held in treasury or by a Ferex Subsidiary); (the "Environmental Escrow Amount") to be deposited into the Environmental Escrow Account pursuant to Section 2.6(b); and

            (b) on the Closing Date, the Environmental Escrow Amount, by wire transfer of immediately available funds to an interest-bearing escrow account (the "Environmental Escrow Account"), which Account shall be established under an escrow agreement (the "Environmental Escrow Agreement") in the form of EXHIBIT D;

     2.7 POST-CLOSING ADJUSTMENT. Notwithstanding anything to the contrary contained herein, the portion of Purchase Consideration payable to the Control Shareholders shall be reduced to the extent, if any, that the total consolidated shareholders' equity of Ferex and the Ferex Subsidiaries ("Shareholders' Equity") as of the Closing Date determined in accordance with GAAP is less than $3,657,922 (such deficiency, the "Reduction Amount").

            (a) ESTIMATED SHAREHOLDERS' EQUITY. Within 3 business days prior to the Closing Date, Ferex shall deliver to Exchange Sub a certificate of the Chief Financial Officer of Ferex which contains Ferex's good faith best estimate of the Shareholders' Equity expected on the Closing Date ("Estimated Shareholders' Equity"), which Estimated Shareholders' Equity shall be reasonably acceptable to Recycling. If the Estimated Shareholders' Equity is less than $3,657,922, then Recycling shall deposit such deficiency into escrow.

            (b) SHAREHOLDERS' EQUITY SCHEDULE. Not later than 30 days after the Closing Date, Exchange Sub shall prepare and deliver to the Shareholders Representatives a schedule (the "Shareholders' Equity Schedule"), setting forth the Shareholders' Equity as of the Closing Date and the Reduction Amount, if any.

            (c) PROTEST NOTICE. Within 30 days of Recycling's delivery of the Shareholders' Equity Schedule, the Shareholders Representatives may deliver a written notice (the "Protest Notice") to Exchange Sub of any objections, and the basis therefor, which the Shareholders Representatives may have to the Shareholders' Equity Schedule. The failure of the Shareholders Representatives to deliver such Protest Notice within the prescribed time period will constitute the Shareholders Representatives' acceptance of the Shareholders' Equity Schedule as determined by Exchange Sub. Upon receipt of the Shareholders' Equity Schedule, the Shareholders Representatives and their respective accountants and other representatives will be given access to Ferex's books and records which specifically relate to the determination of Shareholders' Equity, during reasonable business hours for the purpose of verifying such Schedule.

            (d) RESOLUTION OF CONTROL SHAREHOLDERS' PROTEST. If the Shareholders Representatives and Exchange Sub (and their respective accountants and other representatives) are unable to resolve any disagreement with respect to the Shareholders' Equity Schedule within 20 days following Exchange Sub's receipt of the Shareholders Representatives' Protest Notice, then the items in dispute will be referred to Peat Marwick KPMG (the "Accountants") for final determination within 45 days, which determination shall be final and binding on both Exchange Sub and the Shareholders Representatives. The Control Shareholders and Exchange Sub shall bear the fees and expenses of the Accountants equally.

            (e) PAYMENT. If the final Shareholders' Equity Schedule reflects a Reduction Amount, within 10 days of the final determination of the Shareholders' Equity Schedule, such Reduction Amount shall be paid to Exchange Sub first out of the amount escrowed, then from the

Indemnity Consideration Escrow Account, and the balance, if any, severally, by the Control Shareholders in direct proportion to their relative ownership of the Ferex Common Stock as of the Closing Date.

     2.8 DISSENTING HOLDERS. Notwithstanding any of the provisions of this Agreement, any holder of Ferex Common Stock who shall not have voted in favor of the Share Exchange and who shall have exercised or perfected rights for appraisal of shares of Ferex Common Stock in accordance with Article 5.12 of the Texas BCA or shall otherwise be entitled to exercise or perfect such rights (a "Dissenting Holder") shall not receive their pro rata share of the Purchase Consideration but shall from and after the Closing Date have only the right to receive such consideration as may be determined to be due to such Dissenting Holder pursuant to the procedures set forth in the Texas BCA; PROVIDED, HOWEVER, that the shares of Ferex Common Stock held by a Dissenting Holder who shall effectively withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the Texas BCA, shall be deemed to be converted, as of the Closing Date, into the right to receive the Closing Per Share Amount, without interest, for each share of Ferex Common Stock which such Dissenting Holder owned as of the Closing Date.

     2.9 INDEMNITY CONSIDERATION. In order to induce the Control Shareholders to agree to the indemnification obligations set forth in Article 10, and to agree to the provisions of Section 2.7 hereof, on the Closing Date, Exchange Sub shall deliver, issue, transfer and assign to an escrow account ("Indemnity Consideration Escrow Account") 556,944 shares of Recycling Common Stock pursuant to the terms of an escrow agreement in the form of EXHIBIT G-1 (the "Indemnity Consideration Escrow Agreement") which shares shall be distributed to the Control Shareholders, in direct proportion to their respective ownership of Ferex Common Stock on the Closing Date, without any payment by, or other consideration whatsoever from, the Control Shareholders, as set forth in the Indemnity Consideration Escrow Agreement. The escrowed Recycling Common Stock shall be distributed to the Control Shareholders in direct proportion to their respective ownership of Ferex Common Stock on the Closing Date, subject to the terms and conditions of the Shareholders Agreement in form of EXHIBIT G-2.


                                     ARTICLE 3

                                    THE CLOSING


     3.1 THE CLOSING. The closing of the Share Exchange (the "Closing") shall occur at the offices of Powell, Sweet & Coleman, L.L.P., 8950 North Central Expressway, Suite 130, Dallas, Texas 75231 at 12:00 Noon on May 27, 1998, or at such other time and date to which the parties may agree in writing (the "Closing Date").

     3.2    DELIVERIES AT CLOSING.

            (a) DELIVERIES OF FEREX AND CONTROL SHAREHOLDERS. At the Closing, Ferex and the Shareholders Representatives, on behalf of the Control Shareholders, will execute and deliver or cause to be executed and delivered to Exchange Sub:

               (i) STOCK CERTIFICATES. Stock certificates representing the shares of Ferex Common Stock owned by the Control Shareholders, accompanied by duly executed letters of transmittal for such shares;

               (ii) RESOLUTIONS. A copy of resolutions of the Ferex Board and the holders of at least two-thirds of the outstanding shares of Ferex capital stock entitled to vote on the Share Exchange, certified by the Secretary of Ferex as having been duly and validly adopted and being in full force and effect, authorizing execution and delivery of this Agreement and performance of the transactions contemplated hereby by Ferex;

               (iii) BOOKS AND RECORDS. All of the minute books, stock ledgers and similar corporate records of Ferex and each Ferex Subsidiary;

               (iv) CORPORATE DOCUMENTS. The Articles of Incorporation of Ferex and each Ferex Subsidiary, certified by the Secretary of State of Texas, as of a date not more than 15 days prior to the Closing Date, and the by-laws of Ferex and each Ferex Subsidiary, certified in each case by the Secretary of Ferex or each Ferex Subsidiary, as the case may be, as in effect at the Closing;

               (v) CERTIFICATES. A Certificate of Existence and Certificate of Good Standing dated not more than 15 days prior to the Closing Date, with respect to Ferex and each Ferex Subsidiary, issued, respectively, by the Secretary of State and the Comptroller of Public Accounts of Texas and with respect to Ferex and each Ferex Subsidiary, a Certificate of Good Standing from the Secretary of State of each State in which they are qualified to do business as a foreign corporation;

               (vi) CONSENTS. Evidence that all consents, approvals, or authorizations of or notifications to any third parties (including governmental agencies), if any, required for the Share Exchange and to consummate the Transactions, have been obtained by Ferex;

               (vii) OPINION OF COUNSEL. An opinion of counsel for Ferex and the Control Shareholders, dated as of the Closing Date, in the form of EXHIBIT H;

               (viii) FEREX'S CERTIFICATE. A certificate from Ferex and Shareholders Representatives on behalf of the Control Shareholders, dated the Closing Date, as provided in Section 8.2(a);

               (ix) ENVIRONMENTAL ESCROW AGREEMENT. The Environmental Escrow Agreement, duly executed by the Control Shareholders on behalf of the holders of Common Stock of Ferex;

               (x) ARTICLES OF EXCHANGE. Articles of Exchange duly executed by Ferex, for filing in Texas and such other documents and instructions as required to effectuate the Share Exchange or reasonably determined by Exchange Sub's counsel.

               (xi) EMPLOYMENT AGREEMENTS. The Employment Agreements in the form of EXHIBITS I-1 THROUGH 4, duly executed by the respective Persons listed on Schedule 3.2(a)(xi);

               (xii) SHAREHOLDERS AGREEMENT. The Shareholders Agreement, duly executed by the Shareholders Representatives, on behalf of the Control Shareholders;

               (xiii) GENERAL RELEASE. A General Release of Recycling, Ferex and the Ferex Subsidiaries and their respective Affiliates from the Shareholders Representatives on behalf of the Control Shareholders and the employees participating in the Stock Option Agreement referred to in Section 3.2(b)(xiii) in the form of EXHIBIT J;

               (xiv) OPTIONS. Termination agreements duly executed by each holder of an option, warrant or other right or security exercisable for or convertible into shares of any class of equity security of Ferex or any Ferex Subsidiary, terminating or canceling all of such rights or securities in exchange for their rights under the Stock Option Agreement pursuant to a written agreement in form and substance reasonably satisfactory to Recycling and its counsel;

               (xv) RESIGNATIONS. Resignations from all of the members of the Ferex Board and officers of Ferex and each Ferex Subsidiary, resigning from their positions as directors and/or officers and from each other office or position held by such person at Ferex or each Ferex Subsidiary, as the case may be;

               (xvi) NON-COMPETITION AGREEMENTS. The Non-Competition Agreements in the form of EXHIBIT K-1 THROUGH 5, duly executed by the Control Shareholders and by the Persons listed on Schedule 3.2(a)(xi);

               (xvii) INDEMNITY CONSIDERATION ESCROW AGREEMENT. The Indemnity Consideration Escrow Agreement duly executed by the Shareholders Representatives on behalf of the Control
            Shareholders; and

               (xviii) INTENTIONALLY DELETED.

               (xix) WELLS FARGO BANK NA. Duly executed termination statements and other documentation to pay off the Wells Fargo Bank NA loan to Ferex and the Ferex Subsidiary and terminate the security interests securing such indebtedness;

               (xx) MCKINNEY SMELTING, INC. Such fully executed documents to effectuate the provisions of Section 6.14 hereof.

               (xxi) STOCK OPTION AGREEMENT. The Stock Option Agreement referred to in Section 3.2(b)(xiv) duly executed by Ferex and Ferex Subsidiary employees who are to be parties thereto.

               (xxii) OTHER DOCUMENTS. Such other documents and instruments as Recycling or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

            All documents delivered to Exchange Sub and Recycling shall be in form and substance reasonably satisfactory to Katten Muchin & Zavis, counsel for Recycling and Exchange Sub.

            (b) DELIVERIES OF RECYCLING AND EXCHANGE SUB. At the Closing, Recycling and Exchange Sub will deliver to the Control Shareholders simultaneously with delivery of the items referred to in Section 3.2 above:

                (i) PAYMENT OF THE PURCHASE CONSIDERATION. Payment of the portion of the Purchase Consideration payable to Control Shareholders, by bank wire transfers to the Control Shareholders of, the Closing Per Share Amount LESS the Per Share Escrow Amount for each share of Ferex Common Stock owned by the Control Shareholders as of the Closing Date;

               (ii) RESOLUTIONS. A copy of resolutions of the Board of Directors of Recycling and Exchange Sub, certified by the Secretary of Recycling and Exchange Sub as having been duly and validly adopted and being in full force and effect, authorizing execution and delivery of this Agreement and performance of the transactions contemplated hereby by Recycling and Exchange Sub;

               (iii) CORPORATE DOCUMENTS. The Articles of Incorporation of Exchange Sub, certified by the Secretary of State of Texas as of a date not more than 15 days prior to the Closing Date, and the by-laws of Exchange Sub, certified by the Secretary of Exchange Sub as in effect at the Closing;

               (iv) GOOD STANDING CERTIFICATE. A Certificate of Good Standing and a Certificate of Existence dated not more than 15 days prior to the Closing Date, with respect to Exchange Sub, issued by the Comptroller of Public Accounts and Secretary of State of Texas, respectively;

               (v) OPINION OF COUNSEL. An opinion of counsel for Recycling and Exchange Sub dated as of the Closing Date, in the form of EXHIBIT L;

               (vi) OFFICER'S CERTIFICATE. A certificate from an officer of Exchange Sub, dated the Closing Date, containing the information required pursuant to Section 8.3(a);

               (vii) ENVIRONMENTAL ESCROW AGREEMENT. The Environmental Escrow Agreement, duly executed by Recycling;

               (viii) EMPLOYMENT AGREEMENTS.  The Employment Agreements, duly executed by Recycling or Ferex, as the case may be;

               (ix) SHAREHOLDERS AGREEMENT. The Shareholders Agreement, duly executed by Recycling;

               (x)    ENVIRONMENTAL ESCROW.  [CONFIDENTIAL TREATMENT REQUESTED]

               (xi) INDEMNITY CONSIDERATION ESCROW. The deposit of 556,944 shares of Recycling Common Stock into the Indemnity Consideration Escrow Account;

               (xii) NON-COMPETITION AGREEMENTS. The Non-Competition Agreements duly executed by Recycling;

               (xiii) STOCK OPTIONS.  The issuance of stock options to
            purchase 101,308 shares of Recycling Common Stock pursuant to Stock Option Agreements in the form of EXHIBIT M;

               (xiv) STOCK OPTION AGREEMENT. The Stock Option Agreement duly executed by Recycling; and

               (xv) OTHER DOCUMENTS. Such other documents and instruments as Ferex or their counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

            All documents delivered to the Control Shareholders shall be in form and substance reasonably satisfactory to Powell, Sweet & Coleman, L.L.P., counsel for the Control Shareholders.


                                     ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF FEREX AND

                              THE CONTROL SHAREHOLDERS

     Ferex and the Control Shareholders hereby represent and warrant to Recycling and Exchange Sub as follows:

     4.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to Recycling and the Exchange Sub to enter into this Agreement and to consummate the Share Exchange and the other transactions contemplated hereby, Ferex and the Control Shareholders hereby make to the representations and warranties contained in this Section 4.

     4.2 ORGANIZATION AND QUALIFICATIONS OF FEREX. Ferex is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. The copy of Ferex's Articles of Incorporation and by-laws, each as amended to date, heretofore delivered to Recycling's counsel, is complete and correct, and no amendments thereto are pending. Ferex is not in violation of any term of its Articles of Incorporation or by-laws. Ferex is duly qualified to do business as a foreign corporation under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties and assets requires such qualification except where the absence of such qualification could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the condition (financial or otherwise), properties, assets, liabilities, business, operation or prospects of Ferex.

     4.3    CAPITAL STOCK; OWNERSHIP.

            (a) The authorized capital stock of Ferex consists of fifty million (50,000,000) shares of Common Stock, of which 15,925,111 shares are duly and validly issued, outstanding, fully-paid and non-assessable. Except as set forth on SCHEDULE 4.3(a), there are no outstanding shares of any other class of capital stock of Ferex, nor are there any outstanding options, warrants, rights, commitments, preemptive rights, subscriptions or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, exchangeable for or carrying the right to acquire any additional shares of capital stock of any class of Ferex. None of Ferex's capital stock has been issued in violation of any federal or state securities law. Except as set forth on SCHEDULE 4.3(a), there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of any shares of Ferex Common Stock to which the Control Shareholders or to the Knowledge of Ferex or the Control Shareholders, any other holder of capital stock of Ferex is a party.

            (b) Each Control Shareholder owns beneficially and of record all of the issued and outstanding shares of capital stock of Ferex set forth opposite such holder's name on SCHEDULE 4.3(b), free and clear of any liens, restrictions or encumbrances of any kind or nature (collectively, "Liens"). As of the date set forth on Schedule 4.3(b), each holder of Ferex capital stock owns of record all of the issued and outstanding shares of capital stock of Ferex set forth opposite such holder's name on SCHEDULE 4.3(b), to the Knowledge of Ferex and the Control Shareholders, free and clear of all Liens except as set forth on Schedule 4.3(b).

            (c) Ferex and its predecessors are not and have never been subject to the provisions of Sections 12 or 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Neither the Common Stock nor any other class or series of Ferex capital stock is registered or required to be registered under the Exchange Act, and is not subject to any proxy solicitation, going private or other filing requirements under such Act or similar state securities laws.

     4.4    SUBSIDIARIES; ACQUISITIONS.

            (a) Except as set forth on SCHEDULE 4.4(a), Ferex does not have any subsidiaries or investments in any other corporation or business organization. Ferex owns all of the issued and outstanding capital stock of each of its subsidiaries (each, a "Ferex Subsidiary" or collectively, "Ferex Subsidiaries") and there are no outstanding options, warrants, rights, commitments, preemptive rights, subscriptions or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, exchangeable for or carrying the right to acquire any additional shares of capital stock of any class of any Ferex Subsidiary. Each Ferex Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified or registered to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified or registered except where failure to be so qualified would not have a Material Adverse Effect on Ferex or such Ferex Subsidiary. The copies of the Articles of Incorporation and by-laws of each Ferex Subsidiary, as amended to date, which have been furnished to counsel for Recycling by Ferex, are correct and complete as of the date hereof. None of the Ferex Subsidiaries is in violation of any term of its Articles of Incorporation or by-laws. Except as disclosed on SCHEDULE 4.4(a), none of the Ferex Subsidiaries is in violation of (i) any term of any agreement, instrument, judgment, decree or order applicable to such Ferex Subsidiary or to which such Ferex Subsidiary is a party or (ii) to the Knowledge of Ferex and the Control Shareholders, any statute, rule or government regulation applicable to such Ferex Subsidiary except for any violation of any such statute, rule or regulation which, individually or in the aggregate could not have a Material Adverse Effect on Ferex and the Ferex Subsidiaries taken as a whole.

            (b) Except as set forth in SCHEDULE 4.4(b), Ferex does not have any rights or options (the "Acquisition Rights") to purchase or acquire the capital stock or all or substantially all of the assets of any other corporation or business organization (an "Acquisition"). SCHEDULE 4.4(b) sets forth the name of each of the entities subject to any Acquisition Rights, the type of transaction contemplated by the parties in each Acquisition, the termination rights, if any, associated with such Acquisition Rights, and whether or not the consummation of the Share Exchange requires the consent of any other party to such transaction in order that Recycling may legally succeed to such Acquisition Rights after the Closing. Each of the Acquisition Rights is fully enforceable, and, after the Closing, will be fully enforceable by Recycling.

     4.5    REQUIRED ACTION; AUTHORITY.

            (a) Ferex has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the holders of two thirds of the issued and outstanding Ferex Common Stock as of the Closing Date, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by unanimous vote of Ferex's Board of Directors (the "Ferex Board"). The Ferex Board has directed that this Agreement and the transactions contemplated hereby and thereby be submitted to the Ferex shareholders for approval at a meeting of such shareholders or by written consent of the holders of not less than two thirds of the issued and outstanding Ferex Common Stock. Except for the adoption of this Agreement by the requisite vote of the Ferex shareholders, no other corporate or shareholder proceedings on the part of Ferex are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Ferex and constitutes a valid and binding obligation of Ferex, enforceable against Ferex in accordance with its terms.

            (b) The Control Shareholders have the full right, authority, power and capacity to execute and deliver this Agreement and to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Control Shareholders and constitutes a valid and binding obligation of the Control Shareholders, enforceable against them in accordance with its terms.

     4.6 NO CONFLICTS. The execution, delivery and performance by Ferex of this Agreement and each of the Transaction Documents to be executed, delivered or performed by Ferex or any Control Shareholder does not and will not, with or without the giving of notice or the lapse of time or both, (a) violate any provision of the Articles of Incorporation or by-laws of Ferex, (b) except as set forth on SCHEDULE 4.6, constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which Ferex or any Control Shareholder is a party or by which Ferex or any Control Shareholder is bound, (c) to the Knowledge of Ferex or any Control Shareholder, violate any judgment, decree, order, statute, law, rule or regulation applicable to Ferex or any Control Shareholder, (d) except as provided on SCHEDULE 4.6, require Ferex or any Control Shareholder to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made or (e) result in the creation or imposition of any Lien on any of the properties or assets of Ferex or any Ferex Subsidiary. Each of the officers who executes this Agreement and the other Transaction Documents on behalf of Ferex have all requisite power to do so in the name of and on behalf of Ferex.

     4.7    TAXES.

            (a) Ferex and each of the Ferex Subsidiaries has paid or caused to be paid all Taxes required to be paid by it through the date hereof whether disputed or not.

            (b) Ferex and each of the Ferex Subsidiaries has in accordance with applicable law filed all Tax Returns required to be filed by it through the date hereof, and all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period. No Tax Returns filed with respect to Ferex or any of the Ferex Subsidiaries for any taxable period ended on or after December 31, 1993 has been audited or is currently the subject of an audit by the IRS or any taxing authority. No extension of time with respect to any date on which a Tax return was or is to be filed by Ferex or any of the Ferex Subsidiaries is in force, and no waiver or agreement by Ferex or any of the Ferex Subsidiaries is in force for the extension of time for the assessment or payment of any Taxes.

            (c) To the knowledge of Ferex and the Control Shareholders, the charges, accruals, and reserves with respect to Taxes on the respective books of Ferex and each Ferex Subsidiary are adequate (determined in accordance with GAAP) and are at least equal to the Ferex and Ferex Subsidiaries' liability for Taxes. Neither the Internal Revenue Service ("IRS") nor any other governmental authority is now asserting or, to the Knowledge of Ferex or any Control Shareholder, threatening to assert against Ferex or any of the Ferex Subsidiaries any deficiency or claim for additional Taxes. No claim has ever been made by an authority in a jurisdiction where Ferex or any of the Ferex Subsidiaries does not file reports and returns that such entity is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Ferex or any of the Ferex Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes. Neither Ferex nor any of the Ferex Subsidiaries has entered into a closing agreement pursuant to Section 7121 of the IRC nor has a consent to the application of
Section 341(f)(2) of the IRC been filed for Ferex or any Ferex Subsidiary.

            (d) Neither Ferex nor any of the Ferex Subsidiaries has ever been (or has ever had any liability for unpaid Taxes because it once was) a member of an "affiliated group" (as defined in Section 1504(a) of the IRC) other than the "affiliated group" of which Ferex is the parent. Neither Ferex nor any of the Ferex Subsidiaries has ever filed, or has ever been required to file, a consolidated, combined or unitary Tax Return with any other entity. Neither Ferex nor any of the Ferex Subsidiaries owns or has ever owned a direct or indirect interest in any trust, partnership, corporation or other entity. Neither Ferex nor any of the Ferex Subsidiaries is a party to any tax sharing agreement.

            (e) For purposes of this Agreement, all references to Sections of the IRC shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

     4.8    REAL AND PERSONAL PROPERTY.

            (a) OWNED REAL PROPERTY. All of the real property owned by Ferex or any Ferex Subsidiary is identified on SCHEDULE 4.8(a) (the "Ferex Owned Real Property"). The copies of the deeds and commitments for ALTA Form B-1990 Owner's Title Insurance Policy or Texas Land Title Insurance Policy covering each parcel thereof delivered by Ferex and the Ferex Subsidiaries to Recycling and the information with respect to the deeds set forth on SCHEDULE 4.8(a) is complete, accurate, true and correct in all material respects.
With respect to the Ferex Owned Real Property:

               (i) EASEMENTS. Each of Ferex and the Ferex Subsidiaries has all easements and rights necessary to conduct its business as presently conducted;

               (ii) CONDEMNATION. No portion thereof is subject to any pending or, to the Knowledge of Ferex, threatened condemnation proceeding or proceeding by any public authority;

               (iii) CONDITION. The buildings, plants, structures and fixtures located on the Ferex Owned Real Property and owned, leased or used by Ferex or the Ferex Subsidiaries, including without limitation, heating, ventilation and air conditioning systems, roof, foundation and floors, are in the Knowledge of Ferex and the Control Shareholders, in reasonably good condition and repair for their present use in Ferex's or such Ferex Subsidiary's operations (subject to normal wear and tear or repairs thereto that would not individually or in the aggregate have a Material Adverse Effect) and in the Knowledge of Ferex and Control Shareholders, are not in violation of any zoning or other ordinances, codes or regulations; nor has any written notice or, to the Knowledge of Ferex and the Control Shareholders, any other notice of any claimed violation of any such ordinance been served on Ferex or any of the Ferex Subsidiaries;

               (iv)   SUBLEASES.  Except for the leases described on
            SCHEDULE 4.8(a), there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of any parcel of Ferex Owned Real Property;

               (v) OPTIONS. Except as set forth in SCHEDULE 4.8(a), there are no outstanding options or rights of first refusal to purchase any parcel of Ferex Owned Real Property, or any portion thereof or interest therein;

               (vi)   POSSESSION.  Except as set forth in SCHEDULE 4.8(a) or
            SCHEDULE 4.8(b), there are no parties (other than Ferex or the Ferex Subsidiaries) in possession of any parcel of Ferex Owned Real Property, other than tenants under any leases of the Ferex Owned Real Property who are in possession of space to which they are entitled, and each of Ferex and the Ferex Subsidiaries, as the case may be, enjoys peaceful and undisturbed possession under all leases for Ferex Leased Real Property;

               (vii) UTILITIES. All facilities located on each parcel of Ferex Owned Real Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water and telephone, all of which services are adequate for the operation of such facilities as presently conducted or presently proposed by Ferex or the Ferex Subsidiaries; and

              (viii) ACCESS. Each parcel of Ferex Owned Real Property abuts on and has direct vehicular access to a public road or access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of Ferex Owned Real Property.

            (b) LEASED REAL PROPERTY. All of the real property leased by Ferex or any Ferex Subsidiary as tenant or lessee is identified on SCHEDULE 4.8(b) (collectively referred to herein as the "Ferex Leased Real Property"). The copies of the leases of the Ferex Leased Real Property (collectively, the "Leases") delivered by Ferex and the Ferex Subsidiaries to Recycling and the information with respect to each of the Leases set forth on SCHEDULE 4.8(b) are complete, accurate, true and correct. With respect to each of the Leases, except as set forth on SCHEDULE 4.8(b):

               (i) each of the Leases is in full force and effect and has not been modified, amended or altered, in writing or otherwise;

               (ii) all obligations of the landlord or lessor under the Leases which have accrued have been performed, and to the best of the Knowledge of Ferex or any Control Shareholders, no landlord or lessor is in default under any Lease;

               (iii) all obligations of the tenant or lessee under the Leases which have accrued have been performed, neither Ferex nor any Ferex Subsidiary is in default under any Lease, and no circumstance presently exists which, with notice or the passage of time, or both, would give rise to a default by Ferex or any Ferex Subsidiary;

               (iv) Ferex and each Ferex Subsidiary have obtained the consent of each landlord or lessor under any Leases whose consent is required to consummate the Share Exchange, and the Share Exchange will not give any landlord or lessor under any Lease any remedy, including, without limitation, any right to declare a default under any Lease;

               (v) either Ferex or a Ferex Subsidiary holds a good, valid and enforceable leasehold interest in the Ferex Leased Real Property pursuant to the Leases, subject only to the right of reversion of the landlord or lessor under the Leases, and to the knowledge of Ferex and the Control Shareholders, free and clear of all other prior or subordinate interests, including, without limitation, mortgages, deeds of trust, ground leases, leases, subleases, assessments, tenancies, claims, covenants, conditions, restrictions, easements, judgments or other encumbrances or matters affecting title, and free of encroachments onto or off of the Ferex Leased Real Property, except for (x) easements, covenants, restrictions and similar encumbrances that do not and could not materially interfere with the use of the Ferex Leased Real Property as currently used, and (y) minor encroachments that do not and could not adversely affect the value or use of the Ferex Leased Real Property as currently used and improved and that could be removed without material cost ((x) and (y) are collectively referred to as "Permitted Liens"), and except for matters set forth on SCHEDULE 4.8(b);

               (vi) except as set forth on SCHEDULE 4.8(B), there are no material defects in the physical condition of any improvements constituting a part of the Ferex Leased Real Property, including, without limitation, structural elements, mechanical systems, roofs or parking and loading areas, and all of such improvements are in satisfactory operating condition and repair for the business as currently operated. Except as set forth on SCHEDULE 4.8(b), none of the Ferex Leased Real Property is subject to special flood or mudslide hazards or within the 100 year flood plain. To the Knowledge of Ferex or the Control Shareholder, all water, sewer, gas, electric, telephone, drainage and other utilities required by law or necessary for the current or presently planned operation of the Ferex Leased Real Property have been installed and connected pursuant to valid permits, and are sufficient to service the Ferex Leased Real Property; and

               (vii) neither Ferex nor any Ferex Subsidiary has received
            notice from any governmental authority of any violation of any law, ordinance, regulation, license, permit or authorization issued with respect to any of the Ferex Leased Real Property that has not been corrected heretofore, and no such violation now exists which could have an adverse effect on the operation or value of any of the Ferex Leased Real Property. To the Knowledge of Ferex or the Control Shareholders, all improvements constituting a part of the Ferex Leased Real Property are in compliance in all respects with all applicable laws, ordinances, regulations, licenses, permits and authorizations, and there are presently in effect all licenses, permits and authorizations required by law, ordinance, or regulation. Neither Ferex nor any Ferex Subsidiary has received notice of any pending or threatened real estate tax deficiency or reassessment or condemnation of all or any portion of any of the Ferex Leased Real Property.

          (c) PERSONAL PROPERTY. A complete list of the material machinery, equipment and other tangible personal property of Ferex and each Ferex Subsidiary is contained on SCHEDULE 4.8(C). Except as specifically disclosed in said Schedule or in the Latest Balance Sheet, Ferex and each Ferex Subsidiary has good and marketable title to all of the personal property used by Ferex or such Ferex Subsidiary. None of such personal property or assets is subject to any mortgage, pledge, lien, conditional sale agreement, security agreement, encumbrance or other charge except as specifically disclosed in said Schedule or in the Latest Balance Sheet. Except for changes in inventory in the ordinary course of business, none of which have had a material adverse effect on the business of Ferex or any Ferex Subsidiary, and additional equipment noted in SCHEDULE 4.8(c), the Latest Balance Sheet reflects all personal property of Ferex and the Ferex Subsidiaries, and such property is sufficient for Recycling to continue the business of Ferex and the Ferex Subsidiaries as presently conducted. Except as otherwise specified in SCHEDULE 4.8(c), all leasehold improvements, furnishings, machinery and equipment of Ferex and the Ferex Subsidiaries have been maintained in operational condition, and to the Knowledge of Ferex and Control Shareholders, substantially comply with all applicable laws, ordinances and regulations, and such machinery and equipment is in good working order (subject to ordinary wear and tear). Neither Ferex nor any Control Shareholder knows of any pending or threatened change of any such laws, ordinances or regulations which could adversely affect Ferex and the Ferex Subsidiaries, individually or in the aggregate.

     4.9    NO LITIGATION; COMPLIANCE.  Except as set forth on SCHEDULE 4.9,
(a) neither Ferex nor any Ferex Subsidiary is now involved in nor, to the Knowledge of Ferex or any Control Shareholder, is Ferex or any Ferex Subsidiary threatened to be involved in any litigation or legal or other proceedings and (b) no Control Shareholder is now involved in or to the Knowledge of Ferex or any Control Shareholder, is any holder of Ferex Common Stock, threatened to be involved in any litigation or legal or other proceedings relating to the business of Ferex or any Ferex Subsidiary. To the knowledge of Ferex and the Control Shareholders, Ferex and each Ferex Subsidiary is in compliance with all laws and governmental (federal, state and local) rules and regulations applicable to it and its business. None of Ferex or the Ferex Subsidiaries has been charged nor, to the Knowledge of Ferex or any Control Shareholder, is Ferex or any Ferex Subsidiary threatened to be charged with any violation of any provision of any federal, state or local law or administrative rule or regulation relating to the assets or its business. Ferex and each Ferex Subsidiary has at all times possessed and currently possesses and has been and is in compliance with all governmental permits, licenses and authorizations necessary for the conduct of its business. All of such permits, licenses and authorizations are, and upon the consummation of the Share Exchange will be, valid and in full force and effect.

     4.10   EMPLOYEE BENEFIT PROGRAMS.

            (a) SCHEDULE 4.10 sets forth a list of every Employee Program that has been maintained by Ferex, any Ferex Subsidiary or a Program Affiliate at any time during the six-year period ending on the Closing Date.

            (b) Neither Ferex nor any Ferex Subsidiary nor any Program Affiliate (i) has ever maintained any Employee Program which has been subject to Title IV of ERISA or IRC Section 412, including, but not limited to, any Multiemployer Plan or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits. No Employee Program obligates the Company to pay separation severance, termination or other benefits as a result of any transaction contemplated by this Agreement or as a result of a "Change in Control" as such term is defined in Section 280(g) of the Code.

            (c) Ferex, any Ferex Subsidiary and each Program Affiliate has complied with the applicable notification and other applicable requirements of the Consolidated Budget Reconciliation Act of 1985 ("COBRA"), Health Insurance Portability and Accounting Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, and the Mental Health Parity Act of 1996. A copy of the Company's COBRA materials has been provided to Recycling.

               (d)  For purposes of this Section:

                    (i) "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, personnel policies and arrangements not described in (A) above whether written or unwritten, and whether or not terminated, including without limitation, any arrangement intended to comply with Section 120, 125, 127 or 129 of the IRC. In the case of an Employee Program funded through an organization described in IRC
               Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization.

                   (ii) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

                   (iii) An entity is an "Program Affiliate" of Ferex if it
               would have ever been considered a single employer with Ferex under ERISA Section 4001(b) and Code Section 414 or part of the same "controlled group" as Ferex for purposes of ERISA
               Section 302(d)(8)(c).

               (iv) "Multiemployer Plan" means an employee benefit plan (pension or non-pension) to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

     4.11   INTEREST OF FEREX IN CUSTOMERS, ETC.  Except as set forth in
SCHEDULE 4.11, neither Ferex nor any of its Affiliates (including the Subsidiaries and their Affiliates) nor any of their Related Persons has any direct or indirect interest in any competitor, supplier or customer of its business or in any Person from whom or to whom Ferex or any of the Ferex Subsidiaries leases any real or personal property or in any other Person with whom Ferex or any of the Ferex Subsidiaries has any business relationship.

     4.12   FINANCIAL STATEMENTS; LIABILITIES AND PROJECTIONS.

            (a) Ferex has provided Recycling with the following financial statements, copies of which are attached hereto as SCHEDULE 4.12(a) (the "Financial Statements"):

                    (i) Audited consolidated balance sheets of Ferex and the Ferex Subsidiaries as at December 31, 1997, December 31, 1996, and December 31, 1995, and audited consolidated statements of operations, retained earnings and cash flows for each of the three (3) years then ended.

                    (ii) An unaudited consolidated balance sheet of Ferex and the Ferex Subsidiaries as of the Latest Balance Sheet Date (the "Latest Balance Sheet"), and unaudited consolidated statements of operations and cash flows for the period then ended, certified by the Chief Executive Officer of Ferex (collectively, the "Latest Financial Statements").

     The Financial Statements (i) have been prepared in accordance with GAAP applied consistently during the periods covered thereby (except with respect to the Latest Financial Statements for the absence of footnotes and certain year-end adjustments which adjustments are listed on Schedule 4.12(a)) and
(ii) are complete and correct in all material respects and present fairly the financial condition of each of Ferex and the Ferex Subsidiaries at the dates of said statements and the results of their respective operations for the periods covered thereby.

            (b) Except as set forth on SCHEDULE 4.12(b), neither Ferex nor any Ferex Subsidiary has, any liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, liabilities for Taxes due or then accrued or to become due, or contingent or potential liabilities relating to activities of Ferex or its Ferex Subsidiary or the conduct of their respective businesses prior to the date hereof regardless of whether claims in respect thereof have been asserted), except liabilities stated or adequately reserved against on the Latest Balance Sheet, or reflected in the Schedules.

            (c) Attached hereto as SCHEDULE 4.12(c) are projected results of Ferex and the Ferex Subsidiaries on a consolidated basis for the fiscal year ending December 31, 1998 (the "Projections"). The Projections represent the Control Stockholders' good faith estimates of the future performance of Ferex and the Ferex Subsidiaries based upon assumptions (all of which are set forth in SCHEDULE 4.12(C)) which Ferex in good faith believes are reasonable as of the date hereof.

     4.13 ORDINARY COURSE. Since the Latest Balance Sheet Date, Ferex and the Ferex Subsidiaries have conducted their respective businesses in the usual and customary manner in the ordinary and regular course of business, consistent with their prior practices.

     4.14 ACCOUNTS RECEIVABLE. All of the accounts receivable of Ferex and the Ferex Subsidiaries are valid and enforceable claims, collectible within 90 days after creation and are not subject to set off or counterclaim.
SCHEDULE 4.14 contains a complete and accurate list identifying by customer the amount of accounts receivable as of the Latest Balance Sheet Date for each such customer. Except as set forth in SCHEDULE 4.14, neither Ferex nor any of the Ferex Subsidiaries has any accounts receivable or loans receivable from any Related Person of Ferex, any Ferex Subsidiary or any Control Shareholder or any director, officer or employee of Ferex or any Ferex Subsidiary.

     4.15 INVENTORIES. The inventories stated in the Latest Balance Sheet reflect the normal inventory valuation policies of Ferex and the Ferex Subsidiaries and are based upon and are consistent with, the inventory records of Ferex and the Ferex Subsidiaries, and to the Knowledge of Ferex, are properly valued. Except as set forth on SCHEDULE 4.15, since the date of the Latest Balance Sheet, no inventory items have been sold or disposed of except through sales in the ordinary course of business, at profit margins consistent with the past experience of Ferex and the Ferex Subsidiaries.

     4.16 ABSENCE OF CERTAIN CHANGES. Except as disclosed in SCHEDULE 4.16 and in the Financial Statements, since the Latest Balance Sheet Date, there has not been:

            (a) Any change in the condition (financial or otherwise), properties, assets, liabilities, business, operations or prospects of Ferex or any of the Ferex Subsidiaries, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, could have a Material Adverse Effect on the business of Ferex and the Ferex Subsidiaries, taken as a whole;

            (b) Any amendment or termination or, to the Knowledge of Ferex, proposed or threatened amendment or termination, whether written or oral, of any Ferex Material Contract or material Lease;

            (c) Any contingent liability incurred by Ferex or any Ferex Subsidiary as guarantor or otherwise with respect to the obligations of others;

            (d) Any mortgage, encumbrance or lien placed on any of the properties of Ferex or any Ferex Subsidiary;

            (e) Any cancellation of any material debt or claim owing to, or waiver of a material right of, Ferex or any Ferex Subsidiary;

            (f) Any obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including, without limitation, liabilities for

Taxes due or to become due or contingent or potential liabilities relating to products or services provided by Ferex or any Ferex Subsidiary or the conduct of their respective businesses since the date of the Latest Balance Sheet regardless of whether claims in respect thereof have been asserted), incurred by Ferex or any Ferex Subsidiary other than obligations and liabilities incurred in the ordinary course of business (it being understood that product or service liability claims shall not be deemed to be incurred in the ordinary course of business);

            (g) Except for the acquisition of the assets of McKinney Smelting, Inc., any purchase, sale or other acquisition or disposition, or any agreement or other arrangement for the purchase, sale or other acquisition or disposition, of any of the properties or assets of another entity by Ferex or any Ferex Subsidiary, other than in the ordinary course of business;

            (h) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of Ferex or any Ferex Subsidiary;

            (i) Any declaration, setting aside or payment of any dividend by Ferex or any Ferex Subsidiary, or the making of any other distribution in respect of the capital stock of Ferex or any Ferex Subsidiary, or any direct or indirect redemption, purchase or other acquisition by Ferex or any Ferex Subsidiary of Ferex capital stock;

            (j) Any dispute or claim of unfair labor practices involving Ferex or any Ferex Subsidiary; any change in the compensation payable or to become payable by Ferex or any Ferex Subsidiary to any of its officers, employees, agents or independent contractors other than normal merit increases in accordance with its usual practices, or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors;

            (k) Any change with respect to the officers or management of Ferex or any Ferex Subsidiary;

            (l) Any payment or discharge of a material Lien of Ferex or any Ferex Subsidiary which was not shown on the Latest Balance Sheet or otherwise in the ordinary course of business thereafter;

            (m) Any obligation or liability incurred or payment made by Ferex or any Ferex Subsidiary to any of its officers, directors, stockholders or employees, or any loans or advances made by Ferex or any Ferex Subsidiary to any of its officers, directors, stockholders or employees, except normal compensation and expense allowances payable to officers or employees; or

            (n) Any change in accounting methods or practices, credit practices or collection policies used by Ferex or any Ferex Subsidiary.

     4.17 MATERIAL CONTRACTS. Except for contracts, commitments, plans, agreements and licenses described in SCHEDULE 4.17, true and complete copies of which have been delivered to Recycling (and other than the Leases set forth on SCHEDULE 4.8(b)), neither Ferex nor any Ferex Subsidiary is a party to or subject to:

            (a) any agreement for the sale or other disposition of leases or other assets, including, without limitation, any such sale or disposition into the secondary markets creating or providing for any recourse obligation of Ferex or any Ferex Subsidiary;

            (b) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

            (c) any employment contract or contract for services which is not terminable within thirty (30) days by Ferex or a Ferex Subsidiary without liability for any penalty or severance payment;

            (d) any contract or agreement for the purchase of equipment except purchase orders in the ordinary course not exceeding $25,000 in the aggregate;

            (e) any other contracts or agreements creating any obligations of Ferex or any Ferex Subsidiary of $25,000 or more on an individual basis, or $100,000 or more on an aggregate basis, with respect to any such contract or agreement not specifically disclosed elsewhere under this Agreement;

            (f) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

            (g) any contract or agreement which by its terms does not terminate or is not terminable without penalty by Ferex, a Ferex Subsidiary or its successors within one (1) year after the date hereof;

            (h) any contract or agreement for the sale or lease of its products not made in the ordinary course of business;

            (i) any contract or arrangement with any sales agent or distributor;

            (j) any contract containing covenants limiting the freedom of Ferex or any Ferex Subsidiary to compete in any line of business or with any person or entity;

            (k) any contract or agreement for the purchase of any fixed asset for a price in excess of $25,000 whether or not such purchase is in the ordinary course of business;

            (l) any license agreement other than licenses of computer software entered into in the ordinary course of business;

            (m) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money; or

            (n) any contract or agreement with any officer, employee, director of Ferex or any Ferex Subsidiary, any Ferex Shareholder or with any persons or organizations controlled by or affiliated with any of them.

     Neither Ferex nor any Ferex Subsidiary is in default under any such contracts, commitments, plans, agreements or licenses described in said Schedule (individually a "Ferex Material Contract" and collectively the "Ferex Material Contracts") and neither Ferex nor any Control Shareholder has any Knowledge of conditions or facts which with notice or passage of time, or both, would constitute a default, except where such a default could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the condition (financial or otherwise), properties, assets, liabilities, business, operations or prospects of Ferex or any Ferex Subsidiary. Each of the Ferex Material Contracts is valid and in full force and effect, and will be enforceable by Ferex or the Ferex Subsidiary against the other party thereto in accordance with its terms, except for any non-competition provision or agreement limiting the freedom of any party thereto to compete in any line of business or with any person or entity, the benefits of which run to Ferex or any Ferex Subsidiary, the enforceability of which may be limited by the principles governing the availability of equitable remedies.

     4.18 INSURANCE. The physical properties and assets of Ferex and the Ferex Subsidiaries are insured to the extent disclosed in SCHEDULE 4.18, and all such insurance policies and arrangements are disclosed in said SCHEDULE
4.18. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and Ferex and each Ferex Subsidiary are in compliance in all material respects with the terms thereof. Said insurance is sufficient for compliance by each of Ferex and the Ferex Subsidiaries with all requirements of law and all agreements to which it is a party.

     4.19 APPROVALS; CONSENTS. Except as set forth on SCHEDULE 4.19, no approval, consent, authorization or exemption from or filing with any person or entity not a party to this Agreement is required to be obtained or made by Ferex or any Ferex Subsidiary in connection with the execution and delivery of this Agreement and the Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

     4.20 BANKING RELATIONSHIPS. SCHEDULE 4.20 contains a list of all the arrangements and accounts Ferex or any Ferex Subsidiary has with any banking institution, trust company, savings and loan association or other financial institution. SCHEDULE 4.20 completely and accurately describes each such arrangement, including with respect to the type of account and the persons authorized to have access thereto.

     4.21 LICENSES AND PERMITS. To the Knowledge of Ferex and the Control Shareholders, each of Ferex and the Ferex Subsidiaries holds, or can obtain without undue expense or delay, all the permits, licenses, franchises and approvals of governmental authorities and agencies necessary for the current conduct, ownership, use, occupancy or operation of its business or the Ferex Owned Real Property or the Ferex Leased Real Property, except where failure to have such permits would not individually have a Material Adverse Effect and such material permits are identified on SCHEDULE 4.21 ("Ferex Permits"). Each of Ferex and the Ferex Subsidiaries is in compliance in all material respects with such Ferex Permits, all of which are in full force and effect, and neither Ferex nor any of the Ferex Subsidiaries has received any notices (written or oral) to the contrary.

     4.22   ENVIRONMENTAL MATTERS.

            (a) Except as set forth in SCHEDULE 4.22, in material violation of any Environmental Laws, (i) neither Ferex nor any Ferex Subsidiary has ever generated, transported, used, stored, treated, disposed of, or managed any hazardous waste (as that term is defined under RCRA or any other Environmental Law); (ii) no Hazardous Material has ever been or is threatened to be spilled, released, or disposed of by Ferex or any Ferex Subsidiary or to the Knowledge of Ferex or any Control Shareholders, by any other Person, at any site presently or formerly owned, operated, leased, or used by Ferex or any Ferex Subsidiary, or has ever been located in the soil or groundwater at any such site; (iii) no Hazardous Material has ever been transported by Ferex or any Ferex Subsidiary or to the Knowledge Ferex or any Control Shareholders, by any other Person, from any site presently or formerly owned, operated, leased, or used by Ferex or any Ferex Subsidiary for treatment, storage, or disposal at any other place; (iv) neither Ferex nor any Ferex Subsidiary presently owns, operates, leases, or uses, or has previously owned, operated, leased, or used any site on which underground storage tanks are or were located and (v) no Lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by Ferex or any Ferex Subsidiary in connection with the presence of any Hazardous Material.

            (b) Except as set forth in SCHEDULE 4.22, (i) neither Ferex nor any Ferex Subsidiary has any liability under, or to the Knowledge of Ferex and the Control Shareholders, has ever violated, any Environmental Law;
(ii) Ferex and each Ferex Subsidiary, any property owned, operated, leased, or used by Ferex or any Ferex Subsidiary, and any facilities and operations thereon are presently in compliance with all applicable Environmental Laws;
(iii) neither Ferex nor any Ferex Subsidiary has ever entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) neither Ferex nor any Control Shareholder has any Knowledge or any reason to know that any of the items enumerated in clause
(iii) of this subsection will be forthcoming.

            (c) Except as set forth in SCHEDULE 4.22 hereto, to the Knowledge of Ferex and the Control Shareholders, there is not any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation present at, on, over, beneath, in or upon any site owned, operated, leased, or used by Ferex or any Ferex Subsidiary.

            (d) Ferex and each Ferex Subsidiary has provided to Recycling copies of all documents, records, and information in the possession of Ferex or any Ferex Subsidiary or any consultant of Ferex or any Ferex Subsidiary concerning any environmental or health and safety matter relevant to Ferex or any Ferex Subsidiary, whether generated by Ferex, any Ferex Subsidiary or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

     4.23   PROPRIETARY RIGHTS.

            (a) Except as described in SCHEDULE 4.23, neither Ferex nor any Ferex Subsidiary has ownership of, or license to use, any Proprietary Rights.
To the Knowledge of Ferex and the Control Shareholders, except as set forth in
SCHEDULE 4.23, all of the rights of Ferex or any Ferex Subsidiary in such Proprietary Rights are freely transferable. To the Knowledge of Ferex and the Control Shareholders, there are no claims or demands of any other person pertaining to any of such Proprietary Rights and no proceedings have been instituted, or are pending or threatened, which challenge the rights of Ferex or the pertinent Ferex Subsidiary in respect thereof. To the Knowledge of Ferex and the Control Shareholders, Ferex and each Ferex Subsidiary has the right to use, free and clear of claims or rights of other persons, all customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for or incident to its products or its business as presently conducted or contemplated.

            (b) All Proprietary Rights which are owned by or licensed to Ferex or any Ferex Subsidiary or used or to be used by Ferex or any Ferex Subsidiary in its businesses as presently conducted or contemplated, and which are material to the business or operations of Ferex or any Ferex Subsidiary, are listed in SCHEDULE 4.23.

            (c) To the Knowledge of Ferex and the Control Shareholders, the present and contemplated business, activities and products of Ferex and the Ferex Subsidiaries do not infringe any Proprietary Rights of any other Person. No proceeding charging Ferex or any Ferex Subsidiary with infringement of any adversely held Proprietary Rights has been filed or, to the Knowledge of Ferex, is threatened to be filed. To the Knowledge of Ferex and the Control Shareholders, neither Ferex nor any Ferex Subsidiary is making unauthorized use of any confidential information or trade secrets of any person, including without limitation, any former employer of any past or present employee of Ferex or any Ferex Subsidiary. Except as set forth in SCHEDULE 4.23, neither Ferex or any Ferex Subsidiary nor, to the Knowledge of Ferex and the Control Shareholders, any of its employees have any agreements or arrangements with any persons other than Ferex or a Ferex Subsidiary related to confidential information or trade secrets of such persons or restricting any such employee's ability to engage in business activities of any nature. The activities of its employees on behalf of Ferex or any Ferex Subsidiary do not violate any such agreements or arrangements known to Ferex or any Ferex Subsidiary.

     4.24 NO ILLEGAL PAYMENTS. Neither Ferex nor any of the Ferex Subsidiaries has at any time made or committed to make any payments for illegal political contributions or made any bribes, kickback payments or other illegal payments.

     4.25 BOOKS AND RECORDS. The minute and stock record books of Ferex and each Ferex Subsidiary have been made available to Recycling and their representatives and are substantially complete and are correct in all material respects. At the Closing, all of such books and records will be in the possession of Recycling.

     4.26 TRANSACTIONS WITH RELATED PERSONS. Except as set forth in SCHEDULE 4.26, no Related Person of Ferex, any Ferex Subsidiary or any Control Shareholder nor, to the Knowledge of Ferex or the Control Shareholders, owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of Ferex or any Ferex Subsidiary or any other organization which has a material contract or arrangement with Ferex or any Ferex Subsidiary.

     4.27 NO BROKERS. Except as set forth in SCHEDULE 4.27, neither Ferex nor any Ferex Subsidiary nor any Control Shareholder has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement or any other document contemplated hereby.

     4.28   EMPLOYEES: LABOR MATTERS.  Ferex and the Ferex Subsidiaries employ
approximately 168 full-time employees and one part-time employees.   Neither
Ferex nor any Ferex Subsidiary is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Neither Ferex nor any Ferex Subsidiary nor Recycling will by reason of the Share Exchange or anything done prior to the Closing be liable to any of said employees for so-called severance pay or any other payments, except as set forth in SCHEDULE 4.28. Neither Ferex nor any Ferex Subsidiary has any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment, except as set forth in said Schedule. To the Knowledge of Ferex or the Control Shareholders, Ferex and each Ferex Subsidiary is in compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or to the Knowledge of Ferex or the Control Shareholders threatened against or involving Ferex or any Ferex Subsidiary. No question concerning representation exists respecting any group of employees of Ferex or any Ferex Subsidiary. There are no grievances, complaints or charges that have been filed against Ferex or any Ferex Subsidiary under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that might have a material adverse effect on Ferex or any Ferex Subsidiary or the conduct of its business and no arbitration or similar proceeding is pending and no claim therefor has been asserted. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by Ferex or any Ferex Subsidiary. Neither Ferex nor any Ferex Subsidiary has received information to indicate that any of its employment policies or practices is currently being audited or investigated by any federal, state or local government agency. Ferex and each Ferex Subsidiary is, and at all times since its incorporation has been, in compliance with the requirements of the Immigration Reform Control Act of 1986.

     4.29 DIRECTORS, OFFICERS AND KEY EMPLOYEES. SCHEDULE 4.29 contains a true and complete list of all current directors and officers of Ferex and each Ferex Subsidiary. In addition, SCHEDULE 4.29 contains a list of each officer, employee and consultant of Ferex or any Ferex Subsidiary who, individually, has received or is scheduled to receive compensation from Ferex or any Ferex Subsidiary for the fiscal year ending December 31, 1997, in excess of $35,000. In each case such Schedule includes the current job title and aggregate annual compensation of each such individual.

     4.30 SUPPLIERS. SCHEDULE 4.30 is a complete and correct list of the five largest suppliers (in terms of the dollar volume of Ferex's and the Ferex Subsidiaries' purchases from such suppliers during the twelve months ended December 31, 1997) to Ferex and the Ferex Subsidiaries of key materials and services and commodities, exclusive of utility services. In the last twelve months, no such supplier has canceled or otherwise terminated, or threatened in writing to cancel or terminate, its relationship with Ferex or any of the Ferex Subsidiaries. Ferex nor any of the Ferex Subsidiaries has received any notice, nor does Ferex or any of the Ferex Subsidiaries have any Knowledge, that any such supplier intends to cancel or otherwise modify its relationship with Ferex or the Ferex Subsidiaries.

     4.31 CUSTOMERS. SCHEDULE 4.31 is a complete and correct list of the two largest customers of Ferex and each Ferex Subsidiary (in terms of the dollar volume of Ferex's and the Ferex Subsidiaries' sales made or services provided to such customers during the twelve months ended December 31, 1997).
 In the last twelve months, no such customer has cancelled or otherwise terminated or threatened in writing to cancel or terminate, its relationship with Ferex or any of the Ferex Subsidiaries. Neither Ferex nor any of the Ferex Subsidiaries has received any notice, nor does Ferex or any of the Ferex Subsidiaries have any Knowledge, that any such customer intends to cancel or otherwise modify its relationship with Ferex or the Ferex Subsidiaries.

     4.32 DISCLOSURE. The representations, warranties and statements contained in this Agreement and in the Exhibits and Schedules delivered by Ferex, any Ferex Subsidiary, or any Control Shareholders pursuant to this Agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.


                                     ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF RECYCLING


5.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to Ferex and the Control Shareholders to enter into this Agreement and to consummate the Share Exchange and the other transactions contemplated hereby, Recycling and the Exchange Sub hereby make to the representations and warranties contained in this Section 5.

     5.2 ORGANIZATION. Recycling and Exchange Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Colorado and Texas respectively.

     5.3 AUTHORIZATION. Recycling and Exchange Sub each has full power, right and authority to enter into and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party by Recycling and Exchange Sub have been duly and properly authorized by all requisite corporate action in accordance with applicable law and with the Articles of Incorporation and by-laws of Recycling and Exchange Sub. This Agreement and each of the other Transaction Documents to which Recycling and Exchange Sub are a party have been duly executed and delivered by Recycling and are the valid and binding obligation of Recycling and Exchange Sub and are enforceable against Recycling and Exchange Sub in accordance with their respective terms. Except for consent pursuant to the HSR Act, no permits, approvals or consents of or notifications to (i) any governmental entities or (ii) any other Persons are necessary in connection with the execution, delivery and performance by Recycling and Exchange Sub of this Agreement and the other Transaction Documents and the consummation by Recycling and Exchange Sub of the transactions contemplated hereby or thereby.

     5.4 TRANSACTION NOT A BREACH. Neither the execution and delivery of this Agreement and the Transaction Documents nor the performance by each Recycling and Exchange Sub of its obligations hereunder or thereunder will violate or conflict with or result in a breach of any provision of any rules of any court or other tribunal or any governmental entity or agency binding on Recycling or Exchange Sub; conflict with or result in the breach of any of the terms, conditions or provisions thereof; constitute a default under the Articles of Incorporation or the by-laws of Recycling and Exchange Sub or any contract, agreement, mortgage, note, bond, license or other instrument or obligation of any nature to which Recycling and Exchange Sub is a party or by which each of Recycling and Exchange Sub, its assets or property is bound; constitute an event which would permit any party to terminate, or accelerate the maturity of any indebtedness or other obligation under, any contract, agreement, indenture, mortgage, note, bond, license or other instrument to which Recycling and Exchange Sub is a party or by which Recycling and Exchange Sub or Recycling's or Exchange Sub's properties is bound or subject; result in the creation or imposition of any Lien upon Recycling's or Exchange Sub's capital stock or assets; or require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to the Articles of Incorporation or by-laws of Recycling or Exchange Sub. No permits, approvals or consents of or notifications to any persons or governmental entities (other than to any state's securities commission or division as to Ferex) are necessary in connection with the execution and delivery by Recycling and Exchange Sub of this Agreement or the Transaction Documents or the payment by Exchange Sub of the Purchase Consideration.

     5.5 SECURITIES. At the Closing, the 556,944 shares of Recycling Common Stock deposited in the Indemnity Consideration Escrow Account will have been duly authorized and validly issued and upon issuance, will be fully paid and non-assessable.

     5.6 NO MISREPRESENTATION. None of the representations and warranties of Recycling set forth in this Agreement or in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to Ferex or the Control Shareholders as contemplated by any provision hereof (including, without limitation, the Transaction Documents), contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

                                     ARTICLE 6

                  COVENANTS OF FEREX AND THE CONTROL SHAREHOLDERS

     6.1 MAKING OF COVENANTS AND AGREEMENTS. Ferex and each Control Shareholder hereby make to Recycling for the benefit of Recycling and Exchange Sub the covenants and agreements set forth in this Article 6, and agree to use commercially reasonable efforts to cause Ferex, each Ferex Subsidiary and each Control Shareholder to comply with and perform all covenants and agreements contained in this Article 6 that are applicable to Ferex, any Ferex Subsidiary or any Control Shareholder.

     6.2 COOPERATION. Ferex, each Ferex Subsidiary and the Control Shareholders shall cooperate with all reasonable requests of Recycling or any of its representatives and agents to more effectively consummate the transactions contemplated hereby and the transactions referred to herein.

     6.3 CONSENTS. Ferex, each Ferex Subsidiary and the Control Shareholders shall use commercially reasonable efforts to obtain, or cooperate with Recycling in obtaining, all consents, authorizations and approvals of third parties including, without limitation, any requisite consent of any governmental authorities, regulatory agencies and other entities necessary in connection with the consummation of the Transactions, except to the extent that the failure to obtain any of the foregoing individually or in the aggregate, could not have a Material Adverse Effect on Ferex or any Ferex Subsidiary.

     6.4 NOTICE OF DEFAULT. Promptly upon the occurrence of, or promptly upon Ferex any Ferex Subsidiary or any Control Shareholder becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to Ferex, any Ferex Subsidiary or any Control Shareholder prior to the date hereof, of any of the representations, warranties or covenants of Ferex, the Ferex Subsidiaries or any Control Shareholder contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, Ferex, any Ferex Subsidiary or any Control Shareholder shall give detailed written notice thereof to Recycling, and Ferex, such Ferex Subsidiary or any Control Shareholder shall use their commercially reasonable efforts to prevent or promptly remedy the same.

     6.5 CONDUCT OF BUSINESS. Except as contemplated by this Agreement or as is necessary to effectuate the Transactions, between the date of this Agreement and the Closing Date, Ferex and each Ferex Subsidiary shall:

            (a) Conduct its business in the ordinary course and refrain from changing or introducing any method of arrangement or operations including, without limitation entering into any contractual arrangement with brokers, vendors or other third parties which obligates the Ferex or any Ferex Subsidiary to make payments in an aggregate amount in excess of $25,000 or having a term of one year or more except in the ordinary course of business consistent with prior practices;

            (b) Refrain from making any change or incurring any obligation to make a change in its Articles of Incorporation, By-laws or authorized or issued capital stock;

            (c) Refrain from declaring, setting aside or paying any dividend, making any other distribution in respect of its capital stock or making any direct or indirect redemption, purchase or other acquisition of its stock;

            (d) Refrain from making any purchase, sale of disposition of any asset or property costing more than $25,000 or $100,000 in the aggregate other than in the ordinary course of business, from purchasing any capital asset for use in the business costing more than $50,000 or $100,000 in the aggregate and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of the assets of Ferex other than in the ordinary course of business.

            (e) Refrain from incurring or assuming any liability, obligation or indebtedness for borrowed money in an aggregate amount in excess of $25,000 incurring or assuming any contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring any other contingent or fixed obligations or liabilities except in the ordinary course of business;

            (f) Refrain from canceling any material indebtedness owed to Ferex or any Ferex Subsidiary or waiving any claims or rights of substantial value, other than in the ordinary course of business consistent with past practice;

            (g) Refrain from making any change in the compensation payable, or to become payable, to any of its officers, employees, agents or independent contractors except in connection with promotions made, or bonuses paid, in the ordinary course of business consistent with past practices;

            (h) Refrain from adopting or amending any Employee Program or collective bargaining agreement, except as may be required by law;

            (i) Refrain from prepaying loans (if any) from its shareholders, officers or directors or making any change in such borrowing arrangements;

            (j) Refrain from making any change in any method of accounting or accounting practice or policy other than those required by generally accepted accounting principles;

            (k) Use its commercially reasonable efforts consistent with its prior business practices to prevent any change with respect to its management and supervisory personnel and banking arrangements;

            (l) Use its commercially reasonable efforts consistent with its past practices to keep intact its business organization, to keep available its present employees and to preserve the goodwill of all suppliers, customers and others having business relations with it in connection with Ferex or any Ferex Subsidiary; and


            (m) Use its commercially reasonable efforts to have in effect and maintain at all times all insurance of the kind described in Section 4.18 above or equivalent insurance with any substitute insurers.

     6.6 ACQUISITION PROPOSALS. Except in connection with the transactions contemplated hereby unless and until this Agreement shall have been terminated in accordance with its terms, Ferex and the Control Shareholders shall not (a) take any action to solicit, initiate submission of or encourage any Acquisition Proposal (as defined below), (b) participate in any substantive discussions or negotiations regarding an Acquisition Proposal with any person other than Recycling and their representatives (c) furnish any information with respect to or afford access to the properties,books or records of Ferex or any Ferex Subsidiary to any person who is known by Ferex or the Control Shareholders to be considered making or has made an offer with respect to an Acquisition Proposal other than Recycling or (d) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any person other than by Recycling, and its representatives to do or seek any of the foregoing. Ferex and the Control Shareholders shall promptly notify Recycling upon receipt of any offer or notice that any person is considering making an offer with respect to an Acquisition Proposal and shall not accept any such offer for so long as this Agreement remains in effect. For purposes hereof, an "Acquisition Proposal" shall include any offer or other proposal to acquire or purchase all or a portion of the Ferex capital stock or any assets of, or any equity interest in, Ferex or any Ferex Subsidiary, any public or private offering of shares of the capital stock of Ferex or any Ferex Subsidiary, or any other acquisition or financing involving Ferex or any Ferex Subsidiary, and any such transaction shall constitute an "Acquisition Transaction".

     6.7 TRANSFERS OF SHARES; VOTING. Unless and until this Agreement shall have been terminated, the Control Shareholders shall not directly or indirectly exchange, deliver, assign, pledge, encumber or otherwise transfer or dispose of any of the capital stock of Ferex which they hold, nor shall the Control Shareholders directly or indirectly grant any right of any kind to acquire, dispose of, vote or otherwise control in any manner any such shares or in each case as contemplated herein.

     6.8 CONFIDENTIALITY. Ferex and the Control Shareholders each agrees that, except as may be agreed to in writing by Recycling, Ferex and each Ferex Subsidiary, their respective officers, directors,agents and representatives and the Control Shareholders will hold in strict confidence,and will not use, any confidential or proprietary data or information obtained from Recycling with respect to Recycling's business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in Recycling's industry or which has been disclosed to Ferex or any of Ferex Subsidiaries by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transaction contemplated by this Agreement is not consummated, Ferex and the Control Shareholders will return to Recycling (or certify that it has destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to Ferex or any of the Ferex Subsidiaries or any of the Control Shareholders in connection with the transaction.

     6.9 HART-SCOTT-RODINO FILINGS. Ferex and each Ferex Subsidiary shall cooperate with the Recycling in connection with all filings ("HSR Filings") under the HSR Act, required in connection with the transactions contemplated by this Agreement and shall furnish all follow-up information required in connection therewith. Each party shall pay its respective filing fees in connection with such HSR Filings.

     6.10 TAX RETURNS. Ferex and each Ferex Subsidiary shall use its best efforts cause Ferex and each Ferex Subsidiary, in accordance with applicable law, (i) to promptly prepare and file on or before the due date including any extension thereof all federal, state and local tax returns required to be filed by them with respect to any returns due (including extensions) on or before the Closing and

(ii) to pay all Taxes of Ferex and each Ferex Subsidiary shown on such returns due on or before the Closing.

     6.11 OPTIONS AND OTHER RIGHTS. Ferex and each Ferex Subsidiary shall cause each person or entity which holds options, warrants or other rights or securities exercisable for or convertible into shares of any class of equity security of Ferex or any Ferex Subsidiary, to agree to the termination or cancellation of such rights or securities pursuant to a written agreement in form and substance reasonably satisfactory to the Recycling and its counsel in exchange for the stock options to purchase 101,308 shares of Recycling Common Stock pursuant to the Stock Option Agreement in the form of EXHIBIT M hereto.

     6.12 SHAREHOLDER CONSENT. Prior to the Closing, Ferex shall obtain in accordance with all applicable laws, rules and regulations the requisite consent of the holders of Ferex Common Stock to approve the Transactions in accordance with the Texas BCA.

     6.13 CONSUMMATION OF AGREEMENT. Ferex and each Ferex Subsidiary shall use its commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement to the end that the transactions contemplated by this Agreement be fully carried out.

     6.14 MCKINNEY SMELTING. Simultaneous with the Closing, Ferex shall assign and transfer or cause to be assigned to Exchange Sub all of the capital stock of Ferex Metals Recycling of McKinney, Inc. in exchange for such funds as are necessary as of the Closing to consummate the asset acquisition of McKinney Smelting, Inc. on the terms outlined in SCHEDULE 6.14.

     6.15 LIABILITIES AND OBLIGATIONS. Ferex shall not incur liabilities and obligations in excess of $14,000,000 unless the Purchase Consideration is reduced by the amount of such excess.

     6.16 SHAREHOLDER LOANS. Simultaneous with the Closing, the Control Shareholders shall cause all shareholders and/or employees of Ferex and any Ferex Subsidiary to repay in full all outstanding and unpaid loans including unpaid interest thereon.

     6.17 ENVIRONMENTAL REMEDIATION. Simultaneous with the Closing, the Control Shareholders shall deliver an executed contract from an environmental construction firm reasonably acceptable to Recycling [CONFIDENTIAL TREATMENT REQUESTED]

     6.18 LIST OF ASSETS AND LIABILITIES. Ferex shall deliver to Recycling a detailed list of its assets and liabilities as of a date not more than seven days prior to the Closing, certified by Ferex's chief financial officer as being true and accurate in all material respects.

                              ARTICLE 7

                         COVENANTS OF RECYCLING

     7.1 MAKING OF COVENANTS AND AGREEMENTS. Recycling hereby makes to Ferex and the Control Shareholders the covenant and agreements set forth in this
Article 7, and agrees to use reasonable efforts to comply with and perform all covenants and agreements contained in this Article 7.1.

     7.2 CONSENTS. Recycling shall use commercially reasonable efforts to obtain all consents, authorizations and approvals of third parties including any governmental authorities, regulatory agencies and other entities necessary in connection with the consummation of the Transactions except to the extent that the failure to obtain any of the foregoing could not have a Material Adverse Effect on Recycling.

     7.3 CONSUMMATION OF AGREEMENT. Recycling shall use its commercially reasonable efforts to perform and fulfill all conditions and obligations on its or his part to be performed and fulfilled under this Agreement to the end that the transactions contemplated by this Agreement be fully carried out.

     7.4 CONFIDENTIALITY. Recycling agrees that, except as may be agreed to in writing by Ferex, Recycling and Exchange Sub, their respective officers, directors, agents and representatives will hold in strict confidence,and will not use, any confidential or proprietary data or information obtained from Ferex or the Ferex Subsidiaries with respect to Ferex's or Ferex's Subsidiaries' business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in Ferex's or Ferex's Subsidiaries' industry or which has been disclosed to Recycling and Exchange Sub by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transaction contemplated by this Agreement is not consummated, Recycling will return to Ferex (or certify that it has destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to Recycling and Exchange Sub in connection with the transaction.


                                     ARTICLE 8

                     CONDITIONS PRECEDENT TO THE SHARE EXCHANGE


     8.1 CONDITIONS TO EACH PARTY'S OBLIGATION. The respective obligations of each party hereto to effect the Share Exchange shall be subject to the satisfaction as of the Closing Date of the following conditions:

            (a) no material suit, action or proceeding by any third party or governmental authority with respect to the transactions contemplated hereby shall be pending or threatened in writing except for such suits, actions or proceedings relating to the Dissenting Holders;

            (b) no injunction, restraining order or order of any nature shall have been issued by any court of competent jurisdiction or any governmental authority challenging the validity or legality of the transactions contemplated hereby or restraining or prohibiting the consummation of such transactions or compelling Recycling to dispose of or discontinue or materially restrict the operations of a significant portion of the business of Ferex or any Ferex Subsidiary, or of the business conducted by Recycling, as a result of the consummation of the Transactions; and

            (c) the waiting period, and any extension thereof, under the HSR Act and any other applicable federal or state antitrust or fair trade law shall have terminated or expired.

     8.2 CONDITIONS TO OBLIGATIONS OF RECYCLING. The obligations of Recycling to effect the Share Exchange and to take the other actions required to by taken by Recycling at the Closing are subject to the satisfaction of the following conditions (any of which may be waived by Recycling, in whole or in part):

            (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Ferex and the Control Shareholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date (in each case, except to the extent such representations are by their express provisions made as of a specified date, in which case they shall be true and correct in all material respects as of the specified date); provided, however, that for the purposes of determining satisfaction of this condition, no effect shall be given to any exception in such representations and warranties to materiality. Each of the representations and warranties of Ferex and the Control Shareholders in Section 4.3, 4.4, 4.5 and 4.32 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date; and Recycling shall have received a certificate signed on behalf of Ferex by the Chief Executive Officer of Ferex and by the Shareholders Representatives on behalf of the Control Shareholders to such effect;

            (b) PERFORMANCE OF OBLIGATIONS OF FEREX AND CONTROL SHAREHOLDERS. Ferex and the Control Shareholders shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Recycling shall have received a certificate signed by the Chief Executive Officer of Ferex on behalf of Ferex and the Shareholders Representatives on behalf of the Control Shareholders, to such effect. Each document and other item required to be delivered pursuant to
Section 3.2(a) must have been delivered and each of the covenants in Section 6.3 must have been complied within all respects;

            (c) THIRD PARTY CONSENTS. Recycling shall have received all written consents, authorizations, assignments, waivers or other certificates listed on SCHEDULE 4.19 ("Ferex Consents"), which Ferex Consents shall be in substantially the form of EXHIBIT N;

            (d) NO MATERIAL ADVERSE CHANGE. Since the Latest Balance Sheet Date, there shall have been no change in the assets, condition (financial or otherwise), prospects or operating results of Ferex or the Ferex Subsidiaries which would reasonably be likely to have a Material Adverse Effect;

            (e) SHAREHOLDER APPROVAL. This Agreement and the other Transactions shall have been approved and adopted by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of Ferex capital stock entitled to vote thereon and otherwise as required by the Texas BCA or the Articles of Incorporation of Ferex;

            (f) LIABILITIES. Ferex's total liabilities and obligations to the extent they exceed $14,000,000 shall cause the Purchase Consideration to be reduced;

            (g) MCKINNEY SMELTING. Ferex shall have consummated the McKinney Smelting, Inc. acquisition on the terms outlined in SCHEDULE 6.14; and

            (h) REAL ESTATE DELIVERIES. Recycling Sub shall have received the following:

               (i) from each lessor of any of the Ferex Leased Real Property an Estoppel Certificate in form that is acceptable to Recycling which will include, without limitation, a waiver of all lien rights against property of the lessee situated on the Ferex Leased Real Property for the benefit of Recycling's lender;

               (ii) surveys of the Ferex Owned Real Property being obtained by Recycling, which surveys, at the election of Recycling, shall be made in accordance with ALTA land survey standards and show no encroachments, overlaps, easements or other matters which are unacceptable to Recycling and which surveys shall, further, set forth the applicable flood hazard designation, if any; and

               (iii) commitments for title insurance on the Ferex Owned Real Property, in amounts and with endorsements and waivers reasonably acceptable to Recycling.

     8.3 CONDITIONS OF OBLIGATIONS OF FEREX AND THE CONTROL SHAREHOLDERS. The obligations of Ferex and the Control Shareholders to effect the Share Exchange and to take the other actions required to be taken by Ferex and the Control Shareholders in whole or in part, is subject to the satisfaction of the following conditions (any of which may be waived by Ferex and the Shareholders Representatives):

            (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Recycling set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date (in each case, except to the extent such representations are by their express provisions made as of a specified date, in which case they shall be true and correct in all material respects as of the specified date), and Ferex shall have received a certificate signed on behalf of Recycling by the Chief Executive Officer of Recycling to such effect;

            (b) PERFORMANCE OF OBLIGATIONS OF RECYCLING. Recycling shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Ferex shall have received a certificate signed on behalf of Recycling by the Chief Executive Officer of Recycling to such effect;

            (c) DELIVER OF OTHER CLOSING ITEMS AND DOCUMENTS. Ferex and the Control Shareholders shall have received all payments, documents and other items to be delivered under Section 3.2(b).

                                     ARTICLE 9

                             TERMINATION AND AMENDMENT


9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the matters presented in connection with the Share Exchange, by Ferex or Recycling:

            (a)     by mutual consent of Recycling and Ferex;

            (b) by Recycling, pursuant to written notice by Recycling to Ferex and the Control Shareholders if any of the conditions set forth in Sections 8.1 or 8.2 of this Agreement have not been satisfied at or prior to the Closing, or if it has become reasonably and objectively certain that any of such conditions, other than a condition within the control of Recycling, will not be satisfied at or prior to the Closing, such written notice to set forth such conditions which have not been or will not be so satisfied;

            (c) by Ferex or the Shareholders Representatives, on behalf of the Control Shareholders, pursuant to written notice to Recycling if any of the conditions set forth in Sections 8.1 and 8.3 of this Agreement have not been satisfied at or prior to the Closing, or if it has become reasonably and objectively certain that any of such conditions, other than a condition within the control of Ferex or the Control Shareholders, will not be satisfied at or prior to the Closing, such written notice to set forth such conditions which have not been or will not be so satisfied; or

            (d) by Recycling or Ferex, if the Closing has not occurred on or prior to June 30, 1998.

     9.2 EFFECT OF TERMINATION. All obligations of the parties hereunder shall cease upon any termination pursuant to Section 9.1; provided, however, that (i) the provisions of this Article 9, Article 10, Section 6.8, Section 7.4,
Section 12.6 and Section 12.15 hereof shall survive any termination of this Agreement; (ii) nothing herein shall relieve any party from any liability for a failure to comply with any of its covenants, or agreements contained herein, and
(iii) the parties shall have right to proceed as further set forth in Section
9.3 below.

     9.3 RIGHT TO PROCEED. Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Section 8.1 or 8.2 hereof have not been satisfied, Recycling shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if any of the conditions specified in Section 8.1 or 8.3 hereof have not been satisfied,

Ferex and the Control Shareholders shall have the right to proceed with the Transactions without waiving any of their rights hereunder.

                                     ARTICLE 10

                                  INDEMNIFICATION

     10.1 INDEMNIFICATION BY THE CONTROL SHAREHOLDERS. The Control Shareholders agree severally, in direct proportion to the relative portion of the Purchase Consideration which each Control Shareholder receives, to indemnify, defend and save Recycling and Exchange Sub and their respective Affiliates and Program Affiliates, and each of their respective officers, directors, employees, agents, employee benefit plans and fiduciaries, plan administrators or other parties dealing with any such plans (each, a "Recycling Indemnified Party"), harmless from and against, and to promptly pay to such Recycling Indemnified Party or reimburse a Recycling Indemnified Party for, any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, damages or costs or expenses of any and all investigations, proceedings, judgments, environmental analyses, remediations, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) and any diminution in value, whether or not involving a Third Party Claim (individually and collectively, the "Losses") directly or indirectly sustained or incurred by any such Recycling Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following:

            (a) any misrepresentation or breach of a representation or warranty made herein by Ferex or any of the Control Shareholders, or non-compliance with or breach by Ferex or any of the Control Shareholders of any of the covenants or agreements contained in this Agreement or the Transaction Documents to be performed by Ferex or any of the Control Shareholders or any of their Affiliates;

            (b) any action, demand, proceeding, investigation or claim (whenever made) by any third party (including governmental agencies) against or affecting a Recycling Indemnified Party, which if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations, warranties or covenants of Ferex or any of the Control Shareholders;

            (c) any action, demand, proceeding, investigation or claim (whenever made) by any third party against or affecting Recycling relating to any personal injury or property damage caused, or alleged to be caused, by any products sold by Ferex or any Ferex Subsidiary or former Ferex Subsidiary prior to the Closing Date;

            (d) any action, demand, proceeding, investigation or claim (whenever made) by any shareholder of Ferex, including, without limitation, any claim of a dissenting shareholder under the Texas BCA;

            (e) the litigation matters disclosed on Schedule 4.9 hereto, net of any insurance recoveries;

            (f) the failure to obtain a Certificate of Occupancy from the City of McKinney, Texas for the property located at 300 North McDonald
Street, McKinney, Texas; and             (g)     any claim for payment of
fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Ferex or any Affiliate thereof.

     10.2 INDEMNIFICATION BY THE CONTROL SHAREHOLDERS - ENVIRONMENTAL MATTERS. In addition to the provisions of Section 10.1, after the Closing, the Control Shareholders, severally, in direct proportion to the relative portion of the Purchase Consideration which each Control Shareholder receives, will indemnify and hold harmless Recycling Indemnified Parties for, and will pay to Recycling Indemnified Parties the amount of, any Losses (including costs of cleanup, containment, or other remediation) directly or indirectly sustained or incurred by any such Recycling Indemnified Party arising, directly or indirectly, from or in connection with:

            (a) the disposal or other disposition at any location other than the Ferex Owned Real Property or Ferex Leased Real Property, of any hazardous materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, released, or otherwise handled by Ferex or any Ferex Subsidiary or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date; and

            (b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Ferex or any Ferex Subsidiary or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Ferex Owned Real Property or Ferex Leased Real Property or the operation of Ferex or the Ferex Subsidiaries prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) released or allegedly released by Ferex or any Ferex Subsidiary or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

     10.3 INDEMNIFICATION BY RECYCLING. Recycling agrees to indemnify, defend and save the Control Shareholders (each, a "Ferex Indemnified Party") forever harmless from and against, and to promptly pay to such Ferex Indemnified Party or reimburse such Ferex Indemnified Party for, any and all Losses directly or indirectly sustained or incurred by any such Ferex Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following:

            (a) any misrepresentation or breach of a representation or warranty made herein by Recycling, or non-compliance with or breach by Recycling of any of the covenants or agreements contained in this Agreement or the Transaction Documents to be performed by Recycling or any of its Affiliates;

            (b) any action, demand, proceeding, investigation or claim (whenever made) by any third party (including governmental agencies) against or affecting Ferex and the Control Shareholders which, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations, warranties or covenants of Recycling;

            (c) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Recycling or any of its Affiliates; and

            (d) any action, demand, proceeding or claim by any party against the Ferex Indemnified Parties or any of them relating to the business of Ferex or any Ferex Subsidiary with respect to the period after the Closing to the extent that any Recycling Indemnified Party is not entitled to indemnification under this Section 10 or such Ferex Indemnified Party is not responsible therefor under any of the Transaction Documents.

     10.4 INDEMNIFICATION PROCEDURE FOR THIRD PARTY CLAIMS. In the event that any person or entity entitled to indemnification under this Agreement (an "Indemnified Party") asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity that is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to any domestic or foreign court or governmental authority, federal, state or local) (a "Third Party Claim") against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim to the Indemnifying Party within 30 days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within 30 days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim ("Defense Counsel"), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party's approval. If the parties still fail to agree on Defense Counsel, then, at such time, they shall mutually agree in good faith on a procedure to determine the Defense Counsel.

            (a) In the event that the Indemnifying Party shall fail to give the Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

            (b) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, provided that the Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

            (c) Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive or other equitable relief would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

            (d) The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party (and the cost of such defense shall constitute an amount for which the Indemnified Party is entitled to indemnification hereunder).

            (e) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

     10.5 DIRECT CLAIMS. All direct claims by an Indemnified Party against a party hereto not arising out of Third Party Claims ("Direct Claims") shall be subject to and benefit from the terms of this Article 10. Any Direct Claim under this Article 10 by an Indemnified Party for indemnification other than indemnification against a Third Party Claim will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, and the Indemnifying Party will have a period of 30 calendar days within which to satisfy such Direct Claims. If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Article 10 or otherwise, at law or in equity. Any claim by an Indemnified Party arising out of a claim by an entity that is not a party to this Agreement or an Affiliate of a party to this Agreement shall in the first instance be dealt with as a Third Party Claim pursuant to the procedures set forth in Section 10.4.

     10.6 FAILURE TO GIVE TIMELY NOTICE. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in Section 10.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

     10.7   LIMITATIONS ON INDEMNITIES.

            (a) THRESHOLD AND MAXIMUM LIABILITY OF THE CONTROL SHAREHOLDERS. The Control Shareholders shall not have any liability for any Losses for breaches of representations or warranties pursuant to Section 10.1
(a) or (b) hereof or claims under Section 10.1(c) hereof unless and until the aggregate amount of all Losses of the Recycling Indemnified Parties accrued pursuant to Section 10.1 (a) and (b) for breaches of representations or warranties together with claims under Sections 10.1(c), (e) and (f) is greater than or equal to $300,000 (the "Threshold Level"). Once such Losses equal or exceed the Threshold Level in the aggregate, Losses in excess of the Threshold Level for breaches of representations and warranties pursuant to
Section 10.1 (a) or (b) or claims under Sections 10.1(c),(e) and (f) hereof shall be subject to indemnification pursuant to Section 10.1. [CONFIDENTIAL TREATMENT REQUESTED]

            (b) THRESHOLD FOR RECYCLING. Recycling shall not have any liability for any Losses for breaches of representations or warranties pursuant to Section 10.3 hereof unless and until the aggregate amount of all Losses of the Ferex Indemnified Parties accrued for breaches of representations or warranties pursuant to Section 10.3 is greater than or equal to the Threshold Level. Once the Losses equal or exceed the Threshold Level, Losses in excess of the Threshold Level shall be subject to indemnification pursuant to Section 10.3.

            (c) EXCEPTIONS. Notwithstanding anything to the contrary herein, Losses arising in connection with (i) the representations and warranties contained in Sections 4.3, 4.4 (other than the last sentence of Section 4.4(a)), 4.5, 4.6, 4.16(i) and 4.16(m) shall not be subject to the limitations set forth in this Section 10.7 and (ii) the representations and warranties contained in Section 4.7 shall have a Threshold Level of $15,000.

            (d) PAYMENT OF INDEMNIFICATION OBLIGATIONS. Payment of any indemnification obligation under Section 10 shall be made by the Indemnifying Party, by delivering to Indemnified Party cash in an amount equal to total amount of pertinent Loss or Losses.

            (e) NO CONSTRUCTION. If the Share Exchange is consummated, the Control Shareholders shall not have, and shall hereby waive, any right the Control Shareholders otherwise have, or may have, to make one or more claims for contribution against Ferex or any Ferex Subsidiary with respect to any Loss or Losses.

            (f) EXCLUSION FROM INDEMNIFICATION. Notwithstanding anything to the contrary set forth herein, no Recycling Indemnified Party shall have a claim for indemnification against the Control Shareholders based upon any environmental remediation conducted at Ferex Owned Real Property or Ferex Leased Real Property. The Environmental Escrow Amount shall be the exclusive source of recovery for any such costs.

     10.8 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations, warranties, covenants and agreements contained herein or in any schedule, exhibit, certificate or financial statement delivered by any party to the other party incident to the Share Exchange shall survive the execution and delivery of this Agreement and the Closing, notwithstanding any investigation or due diligence inquiry made by or on behalf of the parties hereto or their respective representatives, agents or Affiliates; provided, however, that such representations and warranties shall expire on the same dates as and to the extent that the rights of indemnification with respect thereto under Section 10.9 shall expire.

     10.9 TIME LIMITATION. Notwithstanding anything to the contrary herein, no indemnification shall be payable by the Control Shareholders to a Recycling Indemnified Party with respect to claims asserted for breach of representations and warranties made by Ferex or the Control Shareholders pursuant to Section 10.1 or claims under Section 10.1(c) after the date which is 12 months after the Closing Date or by Ferex or the Control Shareholders with respect to claims for breaches of representations and warranties asserted pursuant to Section 10.3 after the date which is 12 months after the Closing Date [CONFIDENTIAL TREATMENT REQUESTED] (any such date, as may be applicable, the "Expiration Date"); PROVIDED, HOWEVER, that if on or prior to the Expiration Date, a claim for indemnification shall have been made, then the right to indemnification with respect to such claim shall remain in effect without regard to when such matter shall be finally determined and disposed of; provided further such time limitation shall not apply to Losses resulting from breaches of representations and warranties contained in Sections 4.3, 4.4 (other than the last sentence of Section 4.4(a)), 4.5, 4.6, 4.7, 4.16(i) and 4.16(m) or claims pursuant to Section 10.1(e) or (f).

     10.10  CUMULATIVE REMEDIES.  The indemnification provided for in this
Article 10 shall be the exclusive remedy for breaches of representations and warranties under this Agreement; provided that in the case of fraud in the making of representations and warranties, the defrauded party shall have all remedies available at law and at equity without giving effect to any of the limitations set forth in this Article 10.

     10.11 ACCOUNTS RECEIVABLE. Upon expiration of 90 days following the Closing Date, Recycling shall have the right to assign to the Control Shareholders any or all of the accounts receivable of Ferex and each Ferex Subsidiary outstanding as of the Closing Date, which have not been collected within 90 days after the Closing. Prior to the assignment of any such accounts receivable, Recycling agrees to use commercially reasonable efforts to collect any past due amount, but shall not be required to engage a collection agent or commence arbitration or litigation to collect. Within 15 days after any assignment of any such accounts receivable, to the extent not paid, the Control Shareholders, agree that they shall reimburse Recycling dollar-for-dollar for the accounts receivable so assigned with such payment being made in immediately available funds.

     10.12 CHARACTERIZATION OF INDEMNIFICATION. All payments made pursuant to this Article 10 shall be deemed to be adjustments to the Purchase Consideration.

                                   ARTICLE 11

                        THE SHAREHOLDERS REPRESENTATIVES

     By executing and delivering this Agreement, the Control Shareholders agree as follows:

     11.1   AUTHORIZATION OF THE REPRESENTATIVE.  Lloyd B. Fletcher and James
R. Eddings (and each successor appointed in accordance with Section 11.2 below) (the "Shareholders Representatives") hereby are appointed, authorized and empowered to act as the Shareholders Representatives, on behalf of the Control Shareholders, in connection with and to facilitate the consummation of the transactions contemplated by this Agreement for the purposes and with the powers and authority hereinafter set forth in this Article 11, which shall include the power and authority:

            (a) To execute and deliver such waivers and consents in connection with this Agreement and the consummation of the transactions contemplated hereby as the Shareholders Representatives, in their sole discretion, may deem necessary or desirable;

            (b) As the Shareholders Representatives of the Control Shareholders, to enforce and protect the rights an interests of the Control Shareholders and to enforce and protect the rights and interests of the Shareholders Representatives arising out of or under or in any manner relating to this Agreement the transactions provided for herein (including, without limitation, in connection with any and all claims for indemnification brought by any Control Shareholders under Section 10.3) and, in connection therewith, to (i) assert any claim or institute any action, proceeding or investigation; (ii) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Control Shareholders, or any person, firm or corporation or by any federal, state or local governmental or regulatory authority against the Shareholders Representatives, and receive process on behalf of any or all Control Shareholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Shareholders Representatives shall determine to be appropriate, and give receipts, releases and discharges on behalf of all of the Control Shareholders with respect to, any such claim, action, proceeding or investigation; (iii) file any proofs of debts, claims and petitions as the Representatives may deem advisable or necessary; (iv) settle or compromise any claims asserted under Article 10; (v) assume, on behalf of all of the Control Shareholders the defense of any Third Party Claim; and (vi) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing actions, proceedings or investigations, it being understood that the Control Representatives shall hot have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

            (c) To refrain from enforcing any right of the Control Shareholders or any of them and/or of the Shareholders Representatives arising out of or under or in any manner relating to this Agreement or any other agreement, instrument or document in connection with the foregoing;

            (d) To make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Shareholders Representatives, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in paragraphs (a) through (c) above and the Transactions.

     The grant of authority provided for in this Section 11.1 is coupled with an interest and being granted, in part, as an inducement to Recycling to enter into this Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Control Shareholder and shall be binding on any successor thereto.

     11.2 REPLACEMENT OF A SHAREHOLDERS REPRESENTATIVE; SUCCESSOR REPRESENTATIVE; ACTION BY SHAREHOLDERS REPRESENTATIVE.

            (a) If the Shareholders Representatives are unable or unavailable to perform their duties hereunder, a successor Shareholders Representative, who shall be a Control Shareholder or a representative of a non-individual Control Shareholder unless such person is unable or unwilling to accept such appointment, shall be appointed by those Control Shareholder who on the Closing Date, held a majority of the shares of the Ferex Common Stock owned by the Control Shareholders.

            (b) Any successor Shareholders Representatives shall have all of the authority and responsibilities conferred upon or delegated to a Shareholders Representatives pursuant to this Article 11.

                                  ARTICLE 12

                                 MISCELLANEOUS

     12.1 NOTICES, CONSENTS, ETC. Any notices, consents or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a recognized overnight courier service, or (d) sent by facsimile transmission to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

            (a)     If to Ferex:

                    Ferex Corporation
                    15252 CR 1134
                    Tyler, Texas   75709

                    with a copy to:

                    Powell, Sweet & Coleman, L.L.P.
                    One Northpark East
                    Suite 130
                    8950 North Central Expressway
                    Dallas, Texas   75231

                    Attention: John G. Peisen, Esq.

            (b)     If to the Control Shareholders:

                    Mr. Lloyd B. Fletcher
                    c/o Ferex Corporation
                    15252 CR 1134
                    Tyler, Texas   75709

                    and to:

                    Mr. James R. Eddings
                    Galt Medical Corp.
                    2475 Merritt Drive
                    Garland, Texas   75041-6146

            (c)     If to Recycling:

                    Recycling Industries, Inc.
                    9780 South Meridian Boulevard
                    Englewood, Colorado   80111
                    Attention:  Thomas J. Wiens, Chairman and CEO

                    with a copy to:

                    Katten Muchin & Zavis
                    525 West Monroe Street
                    Suite 1600
                    Chicago, Illinois  60661
                    Attention:  David A. Bronner, Esq.

Date of service of such notice shall be (w) the date such notice is personally delivered, (x) three days after the date of mailing if sent by certified or registered mail, (y) one day after date of delivery to the overnight courier if sent by overnight courier or (z) the next succeeding business day after transmission by facsimile.

     12.2 SEVERABILITY. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

     12.3 AMENDMENT AND WAIVER. This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on a party hereto only if such amendment or waiver is set forth in a writing executed by the parties hereto. The waiver by any such party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

     12.4 DOCUMENTS. Each party will execute all documents and take such other actions as any other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.

     12.5 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other.

     12.6 EXPENSES. Except as specifically provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it or him, as the case may be, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement; provided that (a) the fees for the environmental studies and remediation recommendations and related costs and expenses incurred prior to Closing to pay CBS Environmental shall be shared equally by Recycling, on the one hand, and the holders of Ferex Common Stock, on the other hand, and (b) the title commitments and surveys for the Ferex Owned Property described in Section 3.2(a)(xviii) shall be borne by the holders of Ferex Common Stock. All HSR filing fees shall be paid by Recycling.

     Notwithstanding the foregoing, to the extent the Shareholders' Equity as of the Closing does not exceed $3,657,922 by an amount equal to (x) one half of all costs and expenses incurred by Recycling in connection with its environmental studies and remediation investigations (other than to CBS Environmental) and (y) the fees and expenses of Ferex's legal counsel and accounting firm with respect to the transaction (the "deficiency"), the Control Shareholders, after being given written notice thereof, shall promptly reimburse Recycling or Ferex, as the case may be, for the amount of such deficiency.

     12.7 CONSTRUCTION. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Colorado, without giving effect to provisions thereof regarding conflict of laws.

     12.8 HEADINGS. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

     12.9 ASSIGNMENT. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other parties except that Recycling may assign any of its rights under this Agreement (a) to Recycling Sub and (b) any lender of Recycling which assignment shall not relieve Recycling of its liabilities and responsibilities hereunder.

     12.10 ENTIRE AGREEMENT. This Agreement, the Preamble and all the Schedules attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof) and certain provisions of the Letter of Intent between Recycling, Ferex and the Control Shareholders set forth the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

     12.11 THIRD PARTIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

     12.12  INTERPRETATIVE MATTERS. Unless the context otherwise requires,
(a) all references to Articles, Sections or Schedules are to Articles, Sections or Schedules in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, and (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter.

     12.13 NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

     12.14 CONSENT TO JURISDICTION. Solely for the purpose of allowing a party to enforce its rights hereunder, each party hereby consents to personal jurisdiction service of process and venue in federal or state courts in the State of Colorado.

     12.15 PUBLICITY AND DISCLOSURES. No press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by any party to this Agreement without the prior knowledge ad written consent of Recycling, on the one hand, and Ferex and the Control Shareholders, on the other hand.

     12.16 FURTHER ASSURANCES. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed delivered and filed, such further documents and instruments, and to obtain such consents, as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement, whether before, at or after the Closing.

     12.17 REMEDIES. Each of the parties to this Agreement acknowledges and agrees that remedies at law may be inadequate with respect to any breach of any provision of this Agreement. Each of the parties hereto shall be entitled to enforce the terms and provisions of this Agreement by a decree of specific performance or injunctive relief requiring the fulfillment of obligations under this Agreement in addition to all other remedies provided hereunder or available to the parties at law or in equity.


                              [Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Share Exchange as of the date first written above.

Dated:  May 28, 1998                    FEREX CORPORATION

                                        /s/ Lloyd B. Fletcher
                                        ---------------------------------------
                                        By:  Lloyd B. Fletcher
                                        Its: President



Dated:  May 28, 1998                    RECYCLING INDUSTRIES, INC.

                                        /s/ Thomas J. Wiens
                                        ---------------------------------------
                                        By:  Thomas J. Wiens
                                        Its: Chairman and CEO



                                        CONTROL SHAREHOLDERS:


Dated:  May 28, 1998                    /s/ Lloyd B. Fletcher
                                        ---------------------------------------
                                        Lloyd B. Fletcher



Dated:  May 28, 1998                    /s/ James R. Eddings
                                        ---------------------------------------
                                        James R. Eddings


                                        KIAM INVESTMENTS, LTD., a Texas Limited
                                        Partnership


Dated:  May 28, 1998                    /s/ James R. Eddings
                                        ---------------------------------------
                                        By:  James R. Eddings
                                        Its: Sole General Partner

                                   LIST OF EXHIBITS

Exhibit A               List of Control Shareholders

Exhibit B               Form of Texas Articles of Share Exchange

Exhibit D               Form of Environmental Escrow Agreement

Exhibit G-1             Form of Indemnity Consideration Escrow Agreement

Exhibit G-2             Form of Shareholders Agreement

Exhibit H               Form of Opinion of Ferex's and Control Shareholders' Counsel

Exhibit I-1-4           Forms of Employment Agreements

Exhibit J               Form of General Release

Exhibit K-1-5           Forms of Non-Competition Agreements

Exhibit L               Form of Opinion of Recycling's Counsel

Exhibit M               Stock Option Agreement

Exhibit N               Third Party Consents

                                  LIST OF SCHEDULES

Schedule 3.2(a)(xi)     List of Non-Control Shareholders Executing Employment
                         Agreements
Schedule 4.3(a)         Ferex Capitalization and Voting Agreements
Schedule 4.3(b)         Liens
Schedule 4.4(a)         Ferex Subsidiaries
Schedule 4.4(b)         Acquisition Rights
Schedule 4.6            Approvals
Schedule 4.8(a)         Ferex Owned Real Property
Schedule 4.8(b)         Ferex Leased Real Property
Schedule 4.8(c)         Ferex Personal Property
Schedule 4.9            Ferex Litigation
Schedule 4.10           Ferex Employee Programs
Schedule 4.11           Interest of Ferex in Customers
Schedule 4.12(a)        Ferex Financial Statements and List of Year End Adjustments
Schedule 4.12(b)        Ferex Liabilities
Schedule 4.12(c)        Ferex Financial Projections
Schedule 4.14           Ferex Accounts Receivable
Schedule 4.15           Ferex Inventories
Schedule 4.16           Absence of Certain Changes
Schedule 4.17           Ferex Material Contracts
Schedule 4.18           Ferex Insurance Policies
Schedule 4.19           Approvals and Consents
Schedule 4.20           Ferex Bank Relationships
Schedule 4.21           Ferex Permits
Schedule 4.22           Ferex Environmental Matters
Schedule 4.23           Ferex Proprietary Rights
Schedule 4.26           Ferex Related Party Transactions
Schedule 4.27           Brokers
Schedule 4.28           Ferex Severance Arrangements
Schedule 4.29           Ferex Directors, Officers and Key Employees
Schedule 4.30           Ferex Suppliers
Schedule 4.31           Ferex Customers
Schedule 6.14           Ferex Acquisition of McKinney Smelting, Inc.